Filed Pursuant to Rule 424(b)(3)
Registration No. 333-166896

UPSTREAM WORLDWIDE, INC.

PROSPECTUS

14,241,995 Shares of Common Stock

This prospectus relates to the sale of up to 14,241,995 shares of our common stock which may be offered by the selling shareholders identified in this prospectus.

We will not receive any proceeds from the sales of shares of our common stock by the selling shareholders named on page 56.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “MFGD”.  As of the last trading day before the date of this prospectus, the closing price of our common stock was $0.065 per share.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling shareholders are offering these shares of common stock.  The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.  The selling shareholders will receive all proceeds from the sale of the common stock.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2010

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TABLE OF CONTENTS

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  The selling shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  On June 11, 2010, a Certificate of Amendment was filed with the Secretary of State of Delaware changing our name from Money4Gold Holdings, Inc. to Upstream Worldwide, Inc. Upstream Worldwide, Inc. is referred to throughout this prospectus as “Upstream,” “we,” “our” or “us.”  In reviewing this prospectus and the financial statements found elsewhere herein, investors should note that any reference to Money4Gold Holdings, Inc. is referring to Upstream Worldwide, Inc.

Our Company

Upstream Worldwide, Inc. (formerly, Money4Gold Holdings, Inc.) is an emerging global leader in direct-from-consumer, reverse logistics, currently specializing in the procurement and aggregation of precious metals to be recycled.  We utilize consumer oriented advertising efforts to solicit individuals interested in liquidating unwanted items.  Through our global platform, we facilitate an end-to-end consumer solution, from acquisition through liquidation. We have a low cost, highly scalable and flexible business model that allows us to quickly and efficiently adapt to entry into new markets, changes in economic conditions, supply and demand levels and other similar factors.

Our focus has been on providing a fast, secure and convenient service that enables the public to discretely sell their precious metals from the comfort and security of their home or office.  Our relationship with Republic Metals Corporation, or the Refinery, allows us to secure current market prices for all of the precious metals we purchase on a daily basis. We are exploring several alternatives to diversify our business beyond precious metals by evaluating reverse logistics services for small consumer electronics and similar related components.

Corporate Information

We are based in Florida and operate in the United States, Canada, the United Kingdom and Germany, through our wholly owned subsidiaries.  Our corporate headquarters is located at 200 E. Broward Boulevard, Suite 1200, Fort Lauderdale, Florida 33301.  Our phone number is (954) 915-1550 and our website can be found at www.money4gold.com.  The information on our website is not incorporated into this prospectus.

THE OFFERING

Common stock outstanding prior to the offering:	197,166,431 shares

Common stock offered by the selling shareholders:
14,241,995 shares, which were outstanding prior to the offering.  This does not include any shares owned by our Chief Executive Officer, Mr. Douglas Feirstein.  Mr. Feirstein invested in our private placement, which is described elsewhere in this prospectus, and received registration rights with respect to the 333,334 shares of common stock purchased.  Mr. Feirstein has no intention of selling these shares and is not a selling shareholder.

Common stock outstanding immediately following the offering:	197,166,431 shares

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock.

Risk Factors:	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding prior to and after this offering excludes:

•	approximately 22,000,000 shares of common stock issuable upon the exercise of outstanding stock options;
•	approximately 13,000,000 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan;
•	a total of 17,633,336 shares of common stock issuable upon the exercise of warrants; and
•	a total of 400,000 shares of common stock issuable upon the conversion of Series A Preferred Stock.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, appearing elsewhere in this prospectus.  The data for the year ended December 31, 2009 and the period ended December 31, 2008 has been taken from our audited financial statements.

Statements of Operations Data

	Year Ended December 31,	For the Period From February 14, 2008 (Inception) to December 31,	Quarter Ended March 31,	Quarter Ended March 31,
	2009	2008	2010	2009
	(Audited)		(Unaudited)
Revenue	$28,998,982	$1,561,444	$17,272,133	$1,195,638

Gross profit	$18,440,784	$698,862	$10,936,473	$645,748

Net loss	$(4,055,129)	$(3,209,608)	$(2,479,923)	$(1,355,692)

Net loss per share – basic and diluted	$(0.03)	$(0.06)	$(0.01)	$(0.02)

Weighted average common shares (basic and diluted)	136,640,303	50,978,524	185,502,671	79,116,959

Balance Sheet Data

	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
Cash	$204,820	$297,426

Working capital (deficit)	$(2,118,724)	$(204,004)

Total assets	$14,055,470	$15,087,437

Total current liabilities	$4,080,161	$3,295,912

Accumulated deficit	$(9,751,996)	$(7,272,073)

Total shareholders’ equity	$9,975,309	$11,791,525

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors before deciding whether to invest in Upstream.  Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition.  If any of the events discussed in the risk factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline.

Risks Relating to Our Business

Because we have a limited operating history to evaluate our company, the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delay frequently encountered by a new company.

We commenced our current operations in July 2008.  Since we have a limited operating history and completed a significant acquisition in May 2009, we cannot assure you that our business will be profitable.  Early stage companies often are unsuccessful and encounter unanticipated expenses and difficulties, investors should consider this risk in determining whether to purchase or sell our common stock.

Because we had a working capital deficit and are growing rapidly, we may encounter significant problems if we do not have sufficient working capital.

           We are growing rapidly and our revenue for the quarter ending December 31, 2009 exceeded our revenue for the first nine months of 2009.  This growth has been fueled in part by our marketing costs which have increased significantly.  If we do not generate more revenue than we spend, we will face working capital limitations.  At March 31, 2010, we had a working capital deficit of over $2.1 million.  Our first quarter 2010 revenue was lower than the fourth quarter 2009, as a result of the holiday season in December 2009, during which time our advertising and marketing campaigns are less effective, and ineffective new media, which we stopped using.  We incurred a net loss of almost $2.5 million during the first quarter of 2010 as a result of the lower revenues combined with higher advertising investments and infrastructure costs.  Maintaining our level of advertising at a time when revenue does not grow results in pressure on working capital.  This working capital pressure may force us to reduce our advertising investments, which, in turn, could result in lower revenue and lower profitability, or even losses from operations, in the future.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We just completed a private placement in which we raised $1,151,667 of the $2,907,407 we offered.  In connection with the offering, investors purchased an equal number of our shares of common stock at $0.20 per share and shares from our former Chief Operating Officer at $0.10 per share.

In order to complete our proposed acquisition and to meet our working capital needs, we need to complete another financing. The severe recession, freezing of the global credit markets and the decline in the stock market may adversely affect our ability to raise capital.  If adequate additional financing is not available on reasonable terms or at all, we may not be able to undertake expansion, we may have to reduce our marketing efforts and we will have to modify our business plans accordingly.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us.  Any future capital investments will dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock.  We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

If we cannot manage our growth effectively, we may not become profitable.

Businesses which grow rapidly often have difficulty managing their growth.  If we continue to grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.  Moreover, our international expansions with differing laws and cultures present additional management challenges.  We cannot assure you that our management will be able to manage our growth effectively or successfully.  Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel and the continued contributions of our executive officers, each of whom may be difficult to replace.  In particular, Doug Feirstein, our Chief Executive Officer, Hakan Koyuncu, our President, Daniel Brauser, our Chief Financial Officer, and Michael Brachfeld, our Chief Accounting Officer are important to the management of our business and operations and the development of our strategic direction.  The loss of the services of any of these officers and the process to replace any key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Because the future direction of our business is uncertain, any diversification may not be successful.

Our management is considering a number of changes to our business to reduce our reliance on the price of gold and other precious metals.  As we implement this diversification policy, we may not be successful.  We may enter into a new business opportunity where we face heavy competition from larger and better capitalized companies.  Additionally, we may not have a key advantage in implementing a new business opportunity like the advantage the relationship with Republic Metals Corporation, or the Refinery, has provided us with our current business.  Any failure will result in losses, reduction of our working capital and a diversion of our managements’ time and attention.  If these future diversification efforts are not successful, our future stock price is likely to fall.

If the future price gold is substantially lower than current levels, customers would be less likely to recycle their jewelry which could adversely affect our business.

Our ability to obtain additional and continuing funding and our profitability will be significantly affected by changes in the market price of gold.  Gold prices are at or near record highs but historically fluctuate widely and are affected by numerous factors, all of which are beyond our control. Some of these factors include:

•	economic conditions including employment and unemployment rates;
•	the sale or purchase of gold by central banks and financial institutions;
•	interest rates;
•	currency exchange rates;
•	inflation or deflation;
•	fluctuation in the value of the United States dollar and other currencies;
•	speculation;
•	global and regional supply and demand, including investment, industrial and jewelry demand; and
•	the political and economic conditions of major gold or other mineral-producing countries throughout the world, such as Russia and South Africa.

The price of gold or other minerals have fluctuated widely in recent years, and a decline in the price of gold could cause a significant decrease in the value of our properties, limit our ability to raise money, and limit our profitability.  If the future price for gold is substantially lower than today’s market price, our business may suffer.  Additionally, like any market, there may be a point where consumers have recycled much or most or all of their gold and precious metals.  This will result in a reduction of the demand for our services.

If the U.S. and global economies improve, we may experience reduced revenue and our results of operations may be adversely affected.

The price of gold and other precious metals historically rises as economic conditions worsen or if investors fear conditions will deteriorate.  Gold and other prices are at or near their historical high prices.  We expect that if the current economic recession continues, consumers will seek to recycle their gold, silver and other precious metals in order to raise cash.  Once the recession ends, our business may be adversely affected.  Additionally, as we diversify our business, other products may be less affected by business cycles.  At the same time, as the economy improves consumers may be less likely to recycle used items.

Because our executive offices and our Refinery are located in the South Florida area, in the event of a hurricane our operations could be adversely affected.

Because South Florida is in a hurricane sensitive area, we are susceptible to the risk of damage to the Refinery, which we believe provides us with a competitive advantage over our competitors.  If damage caused to the Refinery were to cause it to be inoperable for any amount of time, we may need to enter into an agreement with another refiner.  Presumably, any agreement would not contain the favorable terms that we presently have with the Refinery.  We are not insured against any losses or expenses that may arise from a disruption to our business or to the business of the Refinery due to hurricanes.

If our customers choose to transact business directly with store-based competitors rather than with us, our profitability will be limited.

Sellers of precious metals may prefer to do business with local store-based competitors where there is a feeling of security and immediacy.  This will result in us generating lower revenues.  Specific factors that could prevent consumers from transacting business in response to our television or online advertisements include:

•	recent adverse publicity concerning our industry;
•	concerns about transacting in precious metals items or jewelry without a physical storefront or face-to-face interaction with personnel;
•	the extra shipping time associated with Internet or mail orders;
•	pricing that does not meet consumer expectations

•	concerns about loss due to theft and mail, delayed or damaged shipments;
•	concerns about the security of online transactions and the privacy of personal information; or
•	the inconvenience associated with dealing with a remote purchaser.

Our future growth and profitability will depend in large part upon the effectiveness of our marketing and advertising expenditures.

Our future growth and profitability will depend in large part upon our media performance, including our ability to:

•	create greater awareness of our brand and our program;
•	identify the most effective and efficient level of spending in each market and specific media vehicle;
•	determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures; and
•	effectively manage marketing costs (including creative and media).

Our planned marketing expenditures may not result in increased revenue or generate sufficient levels of brand name and program awareness.  If our media performance is not effective, our future results of operations and financial condition will be adversely affected.

Because we face intense competition for business, our future results of operations and our future financial condition may be adversely affected.

We operate in an extremely competitive business.  The procurement and aggregation of gold and other precious metals is dominated by Cash4Gold in the United States.  In addition, we face competition in foreign markets from Cash4Gold, who has recently begun to expand internationally, and multiple local market competitors.  Our smaller size, shorter operating history and limited working capital may limit our advertising investment levels, our ability to expand successfully into new markets or effectively compete against these other companies.  If we are not able to compete effectively, our future business will be adversely affected and our future results of operations and financial condition will be adversely affected.

If there is any disturbance in our relationship with the Refinery, it could affect our future operating results.

We rely heavily on our relationship with the Refinery.  We believe that our relationship with the Refinery accelerates our cash collections timeframe and permits us to offer competitive pricing.  If our relationship with the Refinery is harmed, diminished or interrupted in any way for any significant period of time, our business and results of operations would be substantially harmed. In particular, we may face longer cash collection times, higher expenses and/or a lower level of service.  This could lead to us being unable to pay top market rates to consumers, requiring longer leads times to process and value gold and other precious metals, which could have an adverse impact on our business and results of operations.

Since our business is subject to the risk of theft or loss in transit, material theft or loss could hurt our reputation and affect our revenue.

We face the risk of theft from inventory or during shipment to the Refinery.  We have taken steps to prevent such theft by implementing comprehensive surveillance and security measures and we maintain insurance to cover losses resulting from theft or loss.  However, if security measures fail, losses exceed our insurance coverage or we are not able to maintain insurance at a reasonable cost, we could incur significant losses from theft, which would substantially harm our business and results of operations.

Our business is subject to a variety of U.S. and foreign laws, rules and regulations that could subject us to claims or otherwise harm our business.

Government regulation of the Internet and e-commerce is evolving and unfavorable changes could substantially harm our business and results of operations.  We are subject to a variety of laws in the U.S. and abroad that affect advertising, that are costly with which to comply, can result in negative publicity and diversion of management time and effort, and can subject us to claims or other remedies.  In some countries like the United Kingdom, regulatory bodies are required to pre-approve advertising spots and to investigate complaints from the public.  The failure to obtain approval and/or required revisions as a result of complaints has resulted, and can in the future result, in delays which may reduce our revenue, increase our expenses and adversely affect our profitability.  In addition, the laws relating to the liability of providers of online services are currently unsettled both within the U.S. and abroad.  Claims can be brought under both U.S. and foreign law for defamation and other tort claims, unlawful activity, copyright and trademark infringement.

The Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for listing or linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act.  The Child Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In the area of data protection, the European Union and many states have passed laws requiring notification to users when there is a security breach for personal data, such as California’s Information Practices Act.   We must comply with the Federal Trade Commission’s unfair trade practices rules and state consumer protection laws including “little” unfair trade practice rules.  Additionally, Florida regulates secondhand dealers.  We have received a certificate of registration authorizing us to conduct business as a secondhand dealer in Florida.  Any failure on our part to comply with these laws, rules and regulations may subject us to additional liabilities.

Because we provide our services internationally and are subject to risks frequently associated with international operations, we may sustain large losses if we cannot deal with these risks.

Outside of the United States, we currently operate in Canada and several countries in Europe including but not limited to, the United Kingdom and Germany, and expect further expansion in 2010.  If we are able to successfully develop international markets, we would be subject to a number of risks, including:

•	Changes in laws, rules or regulations resulting in more burdensome governmental controls, tariffs, restrictions, embargoes or export license requirements;
•	Review of our advertising by regulators;
•	Laws which require that local citizens or residents own a majority of a business;
•	Difficulties in obtaining required export licenses;
•	Volatility in currency exchange rates;
•	Political and economic instability;
•	Payment terms different than those customarily offered in the U.S.;
•	Difficulties in managing representatives outside the U.S.;
•	Compensation limits on our senior executives; and
•	Potentially adverse tax consequences.

If we cannot manage these risks, we may sustain large losses.

Risks Related to Our Common Stock

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid for them.

Our common stock trades on the Over-the-Counter Bulletin Board, or the Bulletin Board, which is not a liquid market.  There is currently only a limited public market for our common stock.  We cannot assure you that an active public market for our common stock will develop or be sustained in the future.  If an active market for our common stock does not develop or is not sustained, the price may continue to decline.

Because we are subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The Securities and Exchange Commission, or the SEC, has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock on the Bulletin Board has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules.  This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

•	Our failure to increase revenue in each succeeding quarter;
•	Our failure to achieve and maintain profitability;
•	Our failure to meet our revenue and earnings guidance;
•	The loss of Republic as a refiner;
•	Announcements of our results as we diversify our reverse logistics business;
•	The sale of a large amount of common stock by our shareholders;
•	Our announcement of a pending or completed acquisition or our failure to complete a proposed acquisition;
•	Adverse court ruling or regulatory action;
•	Our failure to meet financial analysts’ performance expectations;
•	Changes in earnings estimates and recommendations by financial analysts;
•	Changes in market valuations of similar companies;
•	Short selling activities;

•	Our announcement of a change in the direction of our business;
•	Our inability to manage our international operations; or
•	Announcements by us, or our competitors, of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted.  A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since the firm itself cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor.  The absence of such coverage limits the likelihood that an active market will develop for our common stock.  It may also make it more difficult for us to attract new investors at times when we acquire additional capital.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  Moreover, our business is competitive and our business model is expected to change.  New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

PRIVATE PLACEMENT

From March 31, 2010 until April 14, 2010, we sold 5,758,337 shares of common stock to the selling shareholders for $1,151,667 in a private placement.  Two of the investors are members of our management. Todd Oretsky, our former Chief Operating Officer, sold an equal amount of shares under this offering to the selling shareholders for $575,833.  We are registering all of the shares, including the shares sold by Mr. Oretsky, except for 333,334 shares purchased by our Chief Executive Officer, Mr. Douglas Feirstein.  See the section of this prospectus entitled “Selling Shareholders” beginning at page 56.  We agreed to file a registration statement registering the shares sold in the private placement within 45 days of closing each sale.

We are using the proceeds from the private placement to support our growth and for general corporate purposes, including working capital.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling shareholders.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010.  The table should be read in conjunction with our unaudited interim consolidated financial statements and related notes included elsewhere in this prospectus:

As of March 31, 2010

Shareholders’ equity:
Convertible Series A preferred stock, $0.0001 par value; 25,000,000 shares authorized, 400,000 issued and outstanding	$40
Common stock, $0.0001 par value; 300,000,000 shares authorized, 191,536,339 shares issued and outstanding	$19,154
Subscriptions receivable	(1,001,667)
Additional paid-in capital	20,889,328
Accumulated deficit	(9,751,996)
Accumulated other comprehensive loss	(179,550)
Total shareholders’ equity	$9,975,309

MARKET FOR COMMON STOCK

Our common stock is quoted on the Bulletin Board under the symbol “MFGD”.  As of the date prior to the date of this prospectus, the last reported sale price of our common stock as reported by the Bulletin Board was $0.065.  As of that date, there were approximately 102 shareholders of record.  The following table provides the high and low bid price information for our common stock for the periods indicated which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Year	Quarter Ended	Stock Price
		High	Low
		($)	($)
2010	March 31	0.40	0.17

2009	March 31	0.33	0.17
	June 30	0.31	0.15
	September 30	0.18	0.08
	December 31	0.18	0.10

2008	March 31	0.25	0.07
	June 30	0.68	0.03
	September 30	1.65	0.30
	December 31	0.89	0.22

Dividend Policy

We have not paid any cash dividends on our common stock and do not plan to pay any such dividends in the foreseeable future.  We currently intend to use all available funds to develop our business.  We can give no assurances that we will ever have excess funds available to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” in this prospectus.

Management’s discussion and analysis of financial condition and results of operations for the quarter ended March 31, 2010 is based upon our unaudited interim condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these unaudited interim condensed consolidated financial statements as well as the audited consolidated financial statements for the year ended December 31, 2009 and for the period from February 14, 2008 (Inception) to December 31, 2008 requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including, but not limited to, those related to revenue recognition, allowance for doubtful accounts, income taxes, goodwill and other intangible assets, and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions.

Company Overview

Overview

Upstream Worldwide, Inc. is an emerging global leader in direct-from-consumer, reverse logistics, currently specializing in the procurement and aggregation of precious metals to be recycled.  Recently we have initiated our cell phone recycling model. We utilize consumer oriented advertising efforts to solicit individuals interested in liquidating unwanted items.  Through our global platform, we facilitate an end-to-end consumer solution, from acquisition through liquidation.  We have a low cost, highly scalable and flexible business model that allows us to quickly and efficiently adapt to entry into new markets, changes in economic conditions, supply and demand levels and other similar factors.

Our focus has been on providing a fast, secure and convenient service that enables the public to discretely sell their precious metals from the comfort and security of their home or office.  Our relationship with Republic Metals Corporation, or the Refinery, allows us to secure current market prices for all of the precious metals we purchase on a daily basis. We are currently exploring additional future expansion plans that include the introduction of similar reverse logistics services for products other than precious metals.

Our corporate headquarters are located at 200 East Broward Blvd., Suite 1200 in Ft. Lauderdale, Florida. Our phone number is (954) 915-1550 and our corporate website can be found at www.money4gold.com.

Corporate History and Acquisitions

We were incorporated in Delaware on November 18, 2003. On July 23, 2008, we acquired Money4Gold, Inc., an early stage precious metals company, and changed our name to Money4Gold Holdings, Inc. and on June 11, 2010, we changed our name to Upstream Worldwide, Inc.  On May 7, 2009, we acquired MGE Enterprises Corporation, a Wyoming corporation, or MGE, operating in the United States under the names mygoldenvelope.com and sobredeoro.com. MGE brought extensive experience in creating and growing businesses that provide shareholder value in a broad array of industries, including direct response, Internet marketing and national retail distribution and sales.  MGE’s ability to reach a broader number of consumers through their experience in multi-language television advertising, direct response, and retail distribution and sales greatly accelerated our growth and increased our depth of management experience.

Diversification Plans

We are exploring several alternatives to diversify our business beyond precious metals by evaluating reverse logistics services for small consumer electronics and similar related components.

Recent Trends

Our revenue during the third quarter 2009, the fourth quarter 2009 and the first quarter of 2010 was $6.8 million, $19.6 million, and $17.3 million, respectively.  For the first quarter of 2010, we experienced a lower Media Efficiency Rate, or MER. As discussed in more detail below under the Liquidity section, we believe this is a result of seasonality, recent negative portrayal of our industry by the media, and an under-performing advertising and marketing campaign aired during the first quarter of 2010, mainly in our European markets.  In response to these recent trends and developments, we are developing a replacement advertising and marketing campaign, examining our expense structure in each of our markets, and have slowed and/or temporarily suspended some projects while we re-evaluate our implementation strategy for our future plans.

Critical Accounting Policies

In response to financial reporting release FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, from the SEC, we have selected our more subjective accounting estimation processes for purposes of explaining the methodology used in calculating the estimate, in addition to the inherent uncertainties pertaining to the estimate and the possible effects on the our financial condition. The accounting estimates are discussed below and involve certain assumptions that, if incorrect, could have a material adverse impact on our results of operations and financial condition. See Note 4 to our unaudited interim condensed consolidated financial statements found elsewhere in this prospectus and Note 3 to our audited consolidated financial statements for the year ended December 31, 2009  for further discussion regarding our critical accounting policies and estimates.

Goodwill

Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term growth rate of our business, the useful life over which cash flows will occur, and determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment charge for each reporting unit.

Common Stock Purchase Warrants and Derivative Financial Instruments

We review any common stock purchase warrants and other freestanding derivative financial instruments at each balance sheet date and classify them on our balance sheet as:

a)
Equity if they (i) require physical settlement or net-share settlement, or (ii) gives us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement), or as

b)
Assets or liabilities if they (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

We assess classification of our common stock purchase warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Revenue Recognition

We generate revenue from the sale of precious metals, including gold, silver and platinum, and from the sale of diamonds and other precious stones. Revenue is recognized when all of the following conditions exist: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured.

Precious Metals

We grade the quality of the precious metals purchased from the public and estimate the total quantity of pure gold, silver and platinum received. We then lock in the current spot rate of each metal sufficient to cover the total quantity received in the current batch with the Refinery. After a holding period of at least 10 days to allow for returns, the precious metals are delivered to the Refinery to be melted. Upon melting the precious metals, the Refinery validates the quality of pure gold, silver, and platinum and remits the net payment to us based on the quantity of each precious metal at the agreed upon spot rates, as described above. Revenue is recognized upon melting of the precious metals and the validation of the quality and quantity of each precious metal by the Refinery.

No returns are accepted from the Refinery and upon delivery of the precious metals to the refiner, we have no further obligations.

Diamonds and Other Precious Stones

Diamonds and other precious stones are generally purchased from the public in connection with the purchase of precious metals. We value diamonds and other precious stones based on a variety of factors including size and quality and then resell them. To date, all diamonds and other precious stones have been sold to an affiliate of an officer of one of our wholly-owned subsidiaries. Revenue is recognized upon the acceptance of the diamonds and other precious stones by the purchaser.

Deferred Revenue

Upon our estimate of the total quantity of pure gold, silver, and platinum received and the locking in of the current spot rate for each precious metal, we are able to estimate the total value of the batch received. The Refinery advances to us, up to 80% of the value of the precious metals we have received, but not yet delivered. This amount is recorded as deferred revenue until the specific batch is melted and processed as described above, at which time, it is recorded as revenue.

Share-Based Payment Arrangements

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded in cost of goods sold or general and administrative expense in the unaudited interim condensed consolidated statement of operations, depending on the nature of the services provided.

Results of Operations

We currently generate revenue from the sale of precious metals, including gold, silver and platinum, and from the sale of diamonds.  Our operations in each of our markets exhibit similar financial performance metrics and have similar economic characteristics.  As such, we have aggregated our operations around the world into a single operating segment. Based upon the response to our recent advertising, we expect to generate some revenue from the recycling of cell phones for the quarter ending June 30, 2010.

We acquired MGE on May 7, 2009 using the purchase method of accounting.  As such, the results of operations for MGE are only included in our consolidated results of operations from that date onward.  The pro forma results of operations as if the acquisition of MGE had occurred as of January 1, 2009 can be found in Note 6 to the unaudited interim condensed consolidated financial statements for the three months ended March 31, 2010 and 2009, however the comparison of the pro forma results are not meaningfully different than the comparison of the actual results as presented below.

Results for the Three Months Ended March 31, 2010 Compared to the Three Months Ended March 31, 2009

The following table sets forth, for the periods indicated, results of operations information from our unaudited interim condensed consolidated financial statements:

	For the Three Months Ended March 31,		Change	Change
	2010	2009	(Dollars)	(Percentage)
	(Unaudited)
Revenue	$17,272,133	$1,195,638	$16,076,495	1,345%
Cost of Revenue	6,335,660	549,890	5,785,770	1,052%
Gross Profit	10,936,473	645,748	10,290,725	1,594%
Sales and Marketing Expenses	10,723,204	872,984	9,850,220	1,128%
General and Administrative Expenses	2,682,395	1,100,012	1,582,383	144%
Loss from Operation	(2,469,126)	(1,327,248)	(1,141,879)	86%
Interest Income (Expense), net	-	(27,284)	27,284	100%
Other Expense	(10,797)	(1,160)	(9,637)	831%
Net Loss	$(2,479,923)	$(1,355,692)	$(1,124,231)	83%

            Our revenue is largely dependent on the frequency and effectiveness of our direct response advertising and marketing campaigns.  As such, advertising and marketing expenditures represent our most significant costs, amounting to 62% and 73% of revenue for the three months ended March 31, 2010 and 2009, respectively.  We manage our advertising and marketing campaigns, and make allocation decisions, by measuring their effectiveness primarily based on projected revenue earned as compared to the cost of the advertisement, which we call our MER.  There are a variety of factors that impact the MER including:

1.	The number of leads generated from an advertisement,

2.	The rate at which those leads convert into actual packs submitted by members of the public, referred to as Sellers, and

3.	The average revenue generated from the packs received.

Each of these factors, and hence our MERs, vary by market and by the particular advertising method utilized within each market.

The 1,345% increase in revenue during the three months ended March 31, 2010, as compared to the same period in 2009 was driven by a 1,128% increase in the volume of advertising in 2010, as well as an increase in the overall effectiveness of those advertisements, as evidenced by the faster rate of growth in revenue as compared to advertising.  The experience brought by the MGE management team enabled us to identify and capitalize on opportunities to increase our MERs in our various markets during the three months ended March 31, 2010 as compared to the same period in 2009.  In addition, during 2010, we operated in several foreign markets in which we did not compete during the three months ended March 31, 2009, where less competition allows for higher MERs.  In each market, we were able to increase the number of leads generated by a single advertisement and/or increase the conversion rate of the leads into packs received back from Sellers either through better time slot placement or via more effective advertising content.  As discussed in more detail below in the Liquidity section, although MERs during the three months ended March 31 were higher in 2010 than in 2009, it was lower than in the fourth quarter of 2009.  Also contributing to the higher revenue was the increase in the value of an ounce of gold, which has increased our revenue per ounce of gold received. Although our financial results have not been finalized nor have they been reviewed by our independent registered public accounting firm, we anticipate our revenues for the second quarter will be approximately $7 million, as compared to $17 million for the first quarter of 2010.

Direct advertising and marketing costs are expensed as incurred, but generally result in revenue being generated over the eight to twelve week period following the airing of the advertisement.  As a result, advertising and marketing investments made during the latter part of a financial period tend to have a disproportionately negative impact on profitability within that period and a disproportionately favorable impact on profitability in future periods.  This impact is generally difficult to measure as the future revenue is generated over extended periods of time and is contingent upon a variety of factors, including factors beyond our control.

Cost of revenue increased to $6,335,660 during the three months ended March 31, 2010, as compared to $549,890 during the same period in 2009. A significant portion of this increase is proportional to the increase in our revenue. We generally pay the Sellers a percentage of the market value of the gold we purchase from them.  Therefore, a portion of our cost of revenue is directly correlated to our revenue, both on a volume and per unit basis. The other components of our cost of revenue, such as the direct costs and expenses required to ship, secure, grade, log and process the metals and stones internally are not directly correlated to the price of gold and other precious metals. As a result, although these costs have increased, our gross margin on a percentage basis is higher for the three months ended March 31, 2010 as compared to the same period in 2009 due to the increase in the value of an ounce of gold and other precious metals.

General and administrative expenses include professional fees for technology development, legal and accounting services as well as consulting and internal personnel costs for our back office support functions. General and administrative expenses increased to $2,682,395 during the three months ended March 31, 2010, as compared to $1,100,012 during the same period of 2009. The increase is primarily a result of investments in our infrastructure to support our expansion into new markets including initial development of a new technology platform and the addition of several staff and multiple consulting projects aimed at properly managing the growth and expansion into new product offerings and new geographic markets.  As discussed below under the Liquidity section, based on recent trends and developments, we are examining our expense structure in each of our markets and have slowed and/or temporarily suspended some projects while we re-evaluate our implementation strategy for our future plans.  In addition, in 2010 we incurred depreciation expense on the assets acquired to support the infrastructure investments.

Interest expense, net of interest income, of $27,284 during the three months ended March 31, 2009 was primarily attributable to interest on our advances from the Refinery and interest pertaining to the convertible note payable obtained on March 4, 2009.

Comparison of the Year Ended December 31, 2009 to the Period from February 14, 2008 (Inception) to December 31, 2008

The following table sets forth, for the periods indicated, consolidated statements of operations information:

	Year Ended December 31, 2009	For the Period from February 14, 2008 (Inception) to December 31, 2008	Change (Dollars)	Change (Percentage)
Revenue - Related Party	$28,998,982	$1,561,444	$27,437,538	1,757%
Cost of Revenue	10,558,198	862,582	9,695,616	1,124%
Gross Profit	18,440,784	698,862	17,741,922	2,539%
Sales and Marketing Expenses	16,267,244	1,428,591	14,838,653	1,039%
General and Administrative Expenses	4,980,303	2,443,634	2,536,669	104%
Depreciation and Amortization	70,163	38,884	31,279	80%
Operating Loss	(2,876,926)	(3,212,247)	335,321	(10)%
Interest Income (Expense), net	(236,181)	2,639	(238,820)	(9,050)%
Other Expense	(942,022)	-	(942,022)	100%
Net Loss	$(4,055,129)	$(3,209,608)	$845,521	26%

Our revenues are largely dependent on the frequency and effectiveness of our direct response advertising and marketing campaigns.  As such, advertising and marketing expenditures represent our most significant costs, amounting to 56% and 91% of revenue for the year ended December 31, 2009 and the period from February 14, 2008 (Inception) to December 31, 2008, respectively.

The 1,757% increase in revenue in 2009, as compared to 2008 was driven by a 1,039% increase in the volume of advertising in 2009, as well as an increase in the overall effectiveness of those advertisements, as evidenced by the faster rate of growth in revenue as compared to advertising.  The experience brought by the MGE management team and a highly skilled marketing team hired in 2009 enabled us to identify and capitalize on opportunities to increase our MERs in our various markets in 2009 as compared with 2008.  In addition, during 2009, we entered into several new foreign markets, where less competition allows for higher MERs.  In each market, we were able to increase the number of leads generated by a single advertisement and/or increase the conversion rate of the leads into packs received back from Sellers either through better time slot placement or via more effective advertising content.  Also contributing to the higher revenue was the increase in the value of an ounce of gold, which has increased the desire of the public to sell their excess gold and has increased our revenue per ounce of gold received.

Direct advertising and marketing costs are expensed as incurred, but generally result in revenue being generated over the eight to twelve week period following the airing of the advertisement.  As a result, advertising and marketing investments made during the latter part of a financial period tend to have a disproportionately negative impact on profitability within that period and a disproportionately favorable impact on profitability in future periods.  This impact is generally difficult to measure as the future revenues are generated over extended periods of time and are contingent upon a variety of factors, including factors beyond our control.

Cost of revenue increased to $10,558,198 during the year ended December 31, 2009, from $862,582 for the period from February 14, 2008 (Inception) to December 31, 2008.  A significant portion of this increase is proportional to the increase in our revenue.  We generally pay the Sellers a percentage of the market value of the gold we purchase from them.  Therefore, a portion of our cost of revenue is directly correlated to our revenue, both on a volume and per unit basis.  The other components of our cost of revenue, such as the direct costs and expenses required to ship, secure, grade, log and process the metals and stones internally are not directly correlated to the price of gold and other precious metals.  As a result, although these costs have increased, our gross margin on a percentage basis is higher for the year ended December 31 2009 as compared with the period from February 14, 2008 (Inception) to December 31, 2008 due to the increase in the value of an ounce of gold and other precious metals.

General and administrative expenses include professional fees for legal and accounting services as well as consulting and internal personnel costs for our back office support functions.  General and administrative expenses increased to $4,980,303 during the year ended December 31, 2009, from $2,443,634 for the period from February 14, 2008 (Inception) to December 31, 2008.  The increase is primarily a result of investments in our infrastructure to support our expansion into new markets.  In addition, in 2009 we incurred depreciation expense on the assets acquired to support the infrastructure investments.

Interest expense, net of interest income, increased to $236,181 during the year ended December 31, 2009, from interest income of $2,639 for the period from February 14, 2008 (Inception) to December 31, 2008 primarily as a result of our 2009 financing agreements including our media line of credit, our Convertible Note Payable and our advances from the Refinery.

Other expense, net of other income of $942,022 during the year ended December 31, 2009 was primarily attributable to a loss on the settlement of debt in the amount of $550,175 and a charge of $218,400 pertaining to penalty shares issued in connection with our February 2009 private placement.

Liquidity and Capital Resources

During the three months ended March 31, 2010, we incurred a net loss of $2,479,923 (including $889,764 of non-cash charges) and generated $194,377 from our operations primarily as a result of an increase in our accounts payable of $1,098,295 and a decrease in our accounts receivable of $610,323. As of March 31, 2010, we had a $9,751,996 accumulated deficit and working capital deficit of $2,118,724.

During the three months ended March 31, 2010, our investing activities used net cash of $159,476, to purchase fixed assets.

As discussed above, we utilize direct response advertising and marketing campaigns, including television, radio, print and Internet to solicit precious metals including gold, silver and platinum as well as diamonds from the public. These advertising and marketing campaigns are our most significant use of cash from operations. Payment policies for these campaigns vary by country and range from standard 30 day payment terms to prepayments of up to one-month prior to the advertisement running. Once the advertisements run, we receive requests for mail order kits from potential Sellers, which they fill with the items they wish to sell and send the kit to our processing facility. After payment to the Sellers and holding the precious metals for a minimum period of time, we aggregate the precious metals received at our local processing facilities and prepare them for sale to the Refinery. The Refinery advances us 80% of the estimated value of the precious metals received each week, at an interest rate of 8% per annum. Upon physical receipt of the precious metals, up to three weeks later, the Refinery evaluates them to ascertain the final definitive value. At that point, we settle with the Refinery and they send us the additional amounts due.

Mail order kits are generally received back from the Sellers over an eight to twelve week period following the date of the advertisement. As such, we generally realize the cash benefits resulting from our advertisements in the two to fourteen weeks following the date on which an advertisement runs.

Our international operations were initiated by launching direct response advertising and marketing campaigns in Canada in late 2008 and then in the United Kingdom in early 2009.  During 2009 we have experienced rapid growth in these markets and, as a result, increased our advertising and marketing levels in those countries and continued expanding by commencing operations in several other European countries during the second half of 2009 and the first quarter of 2010.

Our consolidated revenue for the third and fourth quarter of 2009 of $6.8 million and $19.6 million, respectively, increased dramatically over the respective prior quarters and the fourth quarter of 2009 was profitable.  Our revenue during the first quarter of 2010 however, declined to $17.3 million and we incurred a net loss of $2,479,923.  Because of our limited size in the fourth quarter of 2008 and our rapid growth during 2009, we do not have sufficient comparable history to determine the level of seasonality of our business.  We believe that the first quarter 2010 revenue was lower than fourth quarter 2009, in part as a result of the holiday season in December 2009, during which time our advertising and marketing campaigns appear to be less effective.  Compounding the seasonal effects mentioned above however, we believe that negative representation of our industry by multiple media agencies in several of the markets in which we operate resulted in pressure on our MER.  These negative portrayals may have reduced the confidence the general public had in our industry in general.  Lastly, we periodically revise and update our advertising and marketing campaigns to replace certain aging commercials and keep our campaigns fresh.  During the first quarter of 2010, we aired several new commercials, mainly in our European markets.  These advertisements were substantially less effective than campaigns we had run previously, and we quickly reverted back to our prior campaigns.  We are currently developing new advertisements to replace the aging campaigns presently on the air. This process requires time to create a concept and bring it through production however, and there can be no assurance that when these new advertisements are completed and aired, that they will be successful.

As a result of the lower MER, as mentioned above, our revenue was materially lower in the second quarter of 2010 as compared to the first quarter of 2010.  We have re-evaluated our advertising and marketing campaigns in each of our markets and have scaled back our spending levels to focus on the markets and campaigns that continue to generate MER levels above certain minimum targets.  To minimize the impact of lower revenue on profitability and cash flows, we are examining our expense structure in each of our markets and have slowed and/or temporarily suspended some projects while we re-evaluate our implementation strategy for our future plans.  Specifically, we are deferring all or part of our executive salaries, assessing staffing levels based on current volume, reviewing contracts with minimum thresholds pertaining to existing services to ensure we are utilizing these services in an optimal fashion, and reassessing timing of our expansion plans.

Our future expansion plans include the introduction of similar reverse logistics services for products other than precious metals as a means of diversifying our operations and minimizing the risks of having only one service offering.  Recently, we placed advertisements combining precious metals and cell phone recycling and have seen positive early results.  On May 7, 2010, we entered into a letter of intent to acquire all of the stock of Office Products Recycling Associates, a recycler of cell phones, smart phones, inkjet printer cartridges and toners within the business-to-business and direct-from-consumer markets.   On July 1, 2010, however, we elected to allow the letter of intent to expire so we could remain focused on our existing core competencies and expansion into cell phone recycling.

There can be no assurance that we can improve our MER or that we will continue to be successful with the execution of the first stages of our business plan, nor can there be assurance that continued implementation of our existing plans will generate profitability and positive cash flows in the future.  In addition, our expansion plans into similar reverse logistics services for products other than precious metals could require substantial amounts of capital beyond our current capabilities.

On March 31, 2010, we closed on a private placement transaction whereby we sold 5,758,337 shares of our common stock at $0.20 per share.  Gross proceeds from the sale amounted to $1,151,667, of which $1,001,667 was received and was being held in escrow as of March 31, 2010 and the remaining $150,000 was received during the first week of April 2010.  At March 31, 2010, we have recorded $1,001,667 as subscriptions receivable on our unaudited interim condensed consolidated balance sheet representing the sale of 5,008,335 shares of our common stock.  $1,151,667 was released to us from escrow in April 2010.  The funds will be used for working capital.  There were no material offering costs associated with this transaction.

Included in the March 2010 financing was an investment of $50,000 by Doug Feirstein, our Chief Executive Officer and an investment of $25,000 from Michael Moran, our Vice President of Corporate Development.  In addition, as part of this offering, Todd Oretsky, our former Chief Operating Officer, sold a number of shares equal to the number of shares sold by us at $0.10 per share.

We do not yet have a sustained history of financial stability. Historically our principal source of liquidity has been the issuances of debt and equity securities, including preferred stock, common stock and various debt financing transactions. We believe that the higher level of revenue attained during the third and fourth quarters of 2009 and the first quarter of 2010 is a result of the successful implementation of the first stages of our business plan and that, if we can improve our returns on our media investments and control our costs accordingly, continued implementation will generate steadily improving results and cash flows in the future. In addition, we are currently attempting to raise additional funds through the issuance of debt and/or equity securities.

Management believes that our cash balance on July 1, 2010 of approximately $0.7 million, current level of working capital, anticipated cash that will be received from revenue generated from advertisements that have already aired, and additional funds through the issuance of debt and/or equity securities will be sufficient to sustain operations through at least March 31, 2011.

There can be no assurance that the plans and actions proposed by management will be successful, that we will continue to generate revenue from advertisements that have already aired, or that unforeseen circumstances will not require us to seek additional funding sources in the future or effectuate plans to conserve liquidity. In addition, there can be no assurance that our efforts to raise additional funds through the issuance of debt and/or equity securities will be successful or that in the event additional sources of funds are needed to continue operations, that they will be available on acceptable terms, if at all.

Related Party Transactions

Refinery

On June 1, 2008, we entered into an agreement with Refinery, whereby we agreed to sell all of our precious metals in the United States exclusively to the Refinery and the Refinery agreed to refrain from entering into a relationship with any third party that is similar to our relationship with them. The agreement is for an initial term of five years. As consideration for this agreement, the Refinery received 10,000,000 fully vested shares of our common stock valued at $1,230,000. Of this amount, we ascribed $938,135 to prepaid refining services, which is being amortized into cost of revenue on a straight line basis over the term of the agreement, and we ascribed $291,865 to an intangible asset, representing the value of the non-compete agreement, which is being amortized into cost of revenue on a straight line basis over the term of the agreement. In addition, we lease space for our United States processing center on a month-to-month basis from the Refinery. An officer of the Refinery is a member of our Board of Directors.

Marketing Services

We purchase online marketing and lead generation services from a company in which our President is a 50% shareholder. Our pricing is calculated at a 10% markup to their cost, capped at $1.50 per lead. This markup is exclusively for the unrelated 50% shareholders. Our President does not share in any profits earned by this vendor for services rendered to us.

New Accounting Pronouncements

See Note 4 to our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2010 and 2009 as well as Note 3 to our consolidated financial statements for the year ended December 31, 2009 and for the period from February 14, 2008 to December 31, 2008 for a discussion of recent accounting pronouncements.

BUSINESS

Company Overview

Upstream Worldwide, Inc. is an emerging global leader in direct-from-consumer, reverse logistics, currently specializing in the procurement and aggregation of precious metals to be recycled.  We utilize consumer oriented advertising efforts to solicit individuals interested in liquidating unwanted items.  Through our global platform, we facilitate an end-to-end consumer solution, from acquisition through liquidation.  We have a low cost, highly scalable and flexible business model that allows us to quickly and efficiently adapt to entry into new markets, changes in economic conditions, supply and demand levels and other similar factors.

Our focus is on providing a fast, secure and convenient service that enables the public to discretely sell their precious metals from the comfort and security of their home or office.  Our relationship with the Refinery, allows us to secure current market prices for all of the precious metals we purchase on a daily basis.  We are currently exploring additional future expansion plans that include the possible introduction of similar reverse logistics services for products other than precious metals.  We have identified several products and very recently broadened our advertising to include cellular and mobile phones.

Our corporate headquarters are located at 200 E. Broward Blvd., Suite 1200, Ft. Lauderdale, Florida, 33301.  Our phone number is (954) 915-1550 and our corporate website can be found at www.money4gold.com.  The information on our website is not incorporated into this prospectus.

Corporate History and Acquisitions

We were incorporated in Delaware on November 18, 2003.  On July 23, 2008, we acquired Money4Gold, Inc., an early stage precious metals company, and changed our name to Money4Gold Holdings, Inc. and on June 11, 2010, we changed our name to Upstream Worldwide, Inc.  On May 7, 2009, we acquired MGE.  MGE brought extensive experience in creating and growing businesses that provide shareholder value in a broad array of industries, including direct response, Internet marketing and national retail distribution and sales.  MGE’s ability to reach a broader number of consumers through their experience in multi-language television advertising, direct response, and retail distribution and sales greatly accelerated our growth and increased our depth of management experience.

Industry and Competition

The industry for individuals and businesses seeking to extract value from items, such as jewelry, has changed dramatically over the past several years.  Historically, liquidation options were limited to pawn shops, garage sales, newspaper and advertisements.  With the continued penetration of the Internet, additional avenues such as eBay Inc. and Craigslist have become viable options as well.  Although there may be benefits to utilizing one of these options, often they can be time consuming, labor intensive, involve safety risks or a lack of privacy.  We believe that our service overcomes all of these drawbacks.

There are several companies that have an approach similar to ours, including Green Bullion Financial Services, LLC (www.Cash4Gold.com), BGC Management, Inc. (Brokengold.com), Lippincott, LLC (goldkit.com), and Postal Gold.  We believe that the remainder of the market is highly fragmented and that the majority of the remaining competitors are small pawn shops and jewelry stores that do not view this service as a primary component of their businesses.

The combination of the global economic downturn and the recent increases in precious metal prices have led to a dramatic increase in the number of people wanting to cash in their gold and other precious metal items.  Although this has contributed to the revenue growth the industry has experienced recently, it has also resulted in an increase in the number of competitors in the marketplace.  Some of these competitors operate without regard to legal requirements or to the overall reputation of the industry by disposing of their customer’s items prior to the prescribed holding periods and by offering extremely low purchase prices for the items to be sold.  As a result of these incidents, the media has portrayed the overall industry in a negative light.  This has resulted in additional customer scrutiny, increased governmental regulations, and has applied pressure on purchase costs.

Marketing

We utilize direct response advertising and marketing campaigns, including television, radio, print and the Internet to solicit precious metals from the public.  The methods of advertising used and the level of advertising investment varies by market as well as by a variety of factors that influence the effectiveness of direct response advertising such as time of year, local or global televised events, etc.  Television and radio advertisements can be targeted toward specific demographics based on the type of show and time of day.  Internet marketing targets various demographics by advertising on publisher websites, most commonly with banners and contextual banners, focused on generating potential customers by driving traffic to our websites.  During 2008 and the first part of 2009, the majority of our marketing efforts were focused on the Internet.  Since the acquisition of MGE in May 2009, we have focused a significantly greater portion of our advertising and marketing campaigns on television.

Process

Individuals responding to our advertisements, or the Sellers, contact us through one of our inbound call-centers located around the world, or through our various websites, where we collect basic information that is used to deliver our mail-order kit to them.  This kit includes a welcome letter, a Ziploc pouch, a tear free prepaid shipping envelope and a form on which the customer provides their contact information as well as a record of the items being sent.  Upon receipt, the Sellers fill the kit with the items they wish to sell and send the kit to our processing facility located in their home market.  Each mail-order kit may be tracked via our website and upon its arrival the materials are assessed.  We immediately value the items received based on a variety of factors including metal type, purity and weight, and issue payment to the Seller.  Our local processing facilities then aggregate the materials received from the Sellers and prepare them for sale to the Refinery.

The vast majority of our sales are made to the Refinery under a five-year contract entered into during June 2008.  The Refinery holds a significant number of shares of our common stock and one of its officers is a member of our Board.  They are one of the largest and fastest growing precious metal refiners in the United States.  Their knowledge, experience and technical expertise, coupled with a state-of-the art refining facility, allows them to control their costs and maximize their pricing on purchases.  These low costs are passed on to us, which, when coupled with current day spot market purchase prices, help to provide us with a competitive advantage in the marketplace.

Government Regulation

Because of the nature of our business, we are subject to the Federal Trade Commission’s unfair trade practice rules and various state laws designed to protect consumers including “little” unfair trade practice laws, as well as similar laws and regulations in the other markets in which we operate.  As we continue to expand globally, we will be subject to the laws of each country where we operate.

In addition to general business requirements, some of these laws dictate licensing and/or procedural requirements to operate as well as prescribing mandatory holding periods after acquisition of items before they can be resold and/or liquidated.  We have adapted our processes and procedures to comply with these requirements.  Florida regulates “mail-in dealers” which is defined in the statute.  Our operations are run through a wholly owned subsidiary, which is registered in Florida to conduct business as a Secondhand Dealer.

As we expand globally, we are subject to the laws of each country where we operate.  Among other restrictions, our advertising is subject to prior approval in the United Kingdom.

Employees

As of the date of this prospectus, we had approximately 28 employees of which approximately 27 were full-time employees.  None of our employees is subject to a collective bargaining agreement.

Intellectual Property

We currently rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights.  We enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of our software documentation and other proprietary information.

Property

We lease approximately 6,000 square feet for our corporate headquarters located at 200 East Broward Blvd., in Fort Lauderdale, Florida.  In addition, we lease approximately 2,900 square feet in Miami, Florida, approximately 2,400 square feet in London, England, and approximately 1,000 square feet in Montreal, Canada for our aggregation facilities.

We believe that our existing facilities are suitable and adequate and that we have sufficient capacity to meet our current anticipated needs.  None of these facilities are critical to our operations because suitable alternatives are available in substantially all of the locations where we conduct business.  We continuously review our anticipated requirements for facilities and, on the basis of that review, may from time to time acquire or lease additional facilities and/or dispose of existing facilities.

Legal Proceedings

From time to time, we are periodically a party to or otherwise involved in legal proceedings arising in the normal and ordinary course of business.  As of the date of this prospectus, we are not aware of any proceeding, threatened or pending, against us, which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

MANAGEMENT

The following is a list of our executive officers and directors.  All directors serve one-year terms or until each of their successors are duly qualified and elected.  There are two vacancies on our Board.  The officers are elected by the Board.

Name	Age	Position

Douglas Feirstein	39	Chief Executive Officer and Director

Hakan Koyuncu	34	President and Vice Chairman of the Board

Daniel Brauser	29	Chief Financial Officer and Director

Michael Brachfeld	39	Chief Accounting Officer

Scott Frohman	42	Chairman of the Board

Grant Fitzwilliam	42	Director

Charles Pearlman	64	Director

Jason Rubin	27	Director

Biographies

Douglas Feirstein has served as our Chief Executive Officer and director since May 7, 2009 when we acquired MGE.  From March 2000 until 2004, Mr. Feirstein served as the President and Chief Executive Officer of LiveOps, Inc., a company he founded.  LiveOps, Inc. provides on demand call center technology, as well as virtual call center services, in both direct response and enterprise markets.  In 2005, Mr. Feirstein founded and served as a manager of Pink Package, LLC, d/b/a My Gold Envelope a predecessor to MGE and since the date of MGE’s acquisition of My Gold Envelope, he had been an executive officer of MGE.  He currently serves as an advisor to LiveOps.  Prior to LiveOps, he was involved in developing call center operations and technologies for catalog and electronic retailing organizations.  Mr. Feirstein was selected as a director for his proven track record of success and his extensive experience managing the growth of young companies from start-up through to maturity.  In addition, as a founder, Mr. Feirstein possesses a detailed understanding of the characteristics unique to our business model.

Hakan Koyuncu has served as our President since May 7, 2009 and previously served as our Chief Executive Officer from July 23, 2008 until May 7, 2009.  Mr. Koyuncu heads our European operations and is based in our United Kingdom office.  He has served as a director since July 23, 2008.  In 2004, Mr. Koyuncu co-founded Leadcreations, LLC and has been its Chief Executive Officer since 2003.  Leadcreations is an Internet marketing and online lead generation company which provides services to us.  In 2004, Mr. Koyuncu founded Unitel Telecom, one of Turkey's first independent telecommunications companies, which was acquired by another telecom company within two years.  Mr. Koyuncu was selected as a director for his proven track record of success and his extensive experience managing the growth of young companies from start-up through to maturity.  In addition, as a founder, Mr. Koyuncu possesses a detailed understanding of the characteristics unique to our business model.

Daniel Brauser has served as our Chief Financial Officer and as a director since July 23, 2008.  From July 23, 2008 through May 7, 2009, Mr. Brauser also served as our President and Chief Operating Officer.  From 2004 through November 2005, Mr. Brauser served as the interim Chief Financial Officer of Health Benefits Direct Corporation and from November 2005 until September 2007 he served as its Senior Vice President.  Mr. Brauser was selected as a director for his proven track record of success and his extensive experience managing the growth of young companies from start-up through to maturity.  In addition, as a founder, Mr. Brauser possesses a detailed understanding of the characteristics unique to our business model.

Michael Brachfeld has served as our Vice President of Finance since September 21, 2009 and our Chief Accounting Officer since March 30, 2010.  From April 2007 to September 2009, Mr. Brachfeld was employed at eLandia Group, Inc., a provider of information technology products and services to small, medium-sized and large businesses as well as government entities, primarily in Latin America.  From October 2003 until April 2007, Mr. Brachfeld was the Corporate Controller of Affinity Internet, Inc., a web hosting and on-line services company. He is a Certified Public Accountant in Florida.

Scott Frohman has served as our Chairman of the Board since July 23, 2008.  Since June 23, 2008, Mr. Frohman has been the Chairman of the Board and Chief Executive Officer of Options Media Group Holdings, Inc., an Internet based marketing and lead generation company.  From February 2004 through December 2006, Mr. Frohman co-founded and served as the Chief Executive Officer and a director of Health Benefits Direct Corporation.  Mr. Frohman was selected as a director for his general business management with specific experience in marketing driven companies.

Grant Fitzwilliam has served as our director since September 30, 2009.  Mr. Fitzwilliam is currently the President of 3c InSight, a software and consulting firm focused on providing operational excellence solutions for companies throughout the United States he co-founded in 2008.  From August 2005 until August 2007, Mr. Fitzwilliam served as Executive Vice President of Finance and Chief Financial Officer of The Hackett Group (NASDAQ: HCKT) a leading business and technology consulting firm and also served as a Managing Director leading Hackett’s national Oracle and Sarbanes Oxley business units.  Mr. Fitzwilliam was formerly an auditor with KPMG LLP and is a licensed CPA in Georgia.  Mr. Fitzwilliam was selected as a director for his accounting, financial and professional management experience.

Charles Pearlman has served as our director since September 23, 2009 and has extensive experience in the areas of corporate and securities law.  For more than 20 years he practiced as a partner with the firm of Atlas & Pearlman (which in 2001 was acquired by Adorno & Yoss).  Thereafter, he was a partner at Arnstein & Lehr (2006 to 2008), Roetzel & Andress (2008-2009) and Rothstein Rosenfeldt Adler (September 2009 - October 2009).  Since October 2009 Mr. Pearlman has been a member of Pearlman & Pearlman LLC which is of counsel to Quintairos, Prieto, Wood & Boyer, P.A.  He previously served as a trial attorney, and ultimately Chief Attorney with the Miami Branch Office for the Securities and Exchange Commission.  Mr. Pearlman is a member of the Huizenga School of Business and Entrepreneurship at Nova Southeastern University, Board of Governors.  Mr. Pearlman was selected as a director for his knowledge and experience regarding general, corporate and securities law as well as his experience advising growing companies.

Jason Rubin has served as a director since July 23, 2008.  Since 1993, Mr. Rubin has been employed in numerous capacities at the Refinery and is currently serving as its Vice President and General Counsel.  Mr. Rubin’s father is the founder of the Refinery, one of the largest precious metal refineries in the United States.  Mr. Rubin was selected as a director for his in depth knowledge and unique expertise specific to the precious metals industry.

Key Employee

Michael Moran has served as our Vice President of Corporate Development since February 1, 2010.  From March 2008 to January 2010, Mr. Moran was employed at Ser-Mat Corporation, a manufacturing company serving the US commercial airline industry.  From January 2005 to February 2008, Mr. Moran held a variety of senior level positions at MGE prior to our acquisition of MGE.  Mr. Moran is 42 years old.

Corporate Governance

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of Money4Gold and its shareholders.  The Board’s responsibilities include:

•	Establishing broad corporate policies and

•	Reviewing the overall performance of Money4Gold.

The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees and Charters

The Board and its Committees meet and act by written consent from time to time as appropriate.  The Board has formed and appoints members to its: Audit and Compensation Committees. Committees regularly report on their activities and actions to the Board.  The Audit Committee and the Compensation Committee each have a written charter approved by the Board.

The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation

Scott Frohman	√	√	√
Hakan Koyuncu
Daniel Brauser
Douglas Feirstein
Grant Fitzwilliam	√	Chairman	√
Charles Pearlman	√	√	Chairman
Jason Rubin

Formed		October 20, 2008	October 30, 2009

Our Board has determined that Messrs. Fitzwilliam, Frohman, and Pearlman are independent under the NASDAQ Stock Market listing rules.

Audit Committee

The Audit Committee’s primary role is to review our accounting policies and any issues which may arise in the course of the audit of our financial statements.  The Audit Committee selects our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our independent registered public accounting firm.  The Audit Committee also reviews the audit and non-audit fees of the auditors.  Our Audit Committee is also responsible for certain corporate governance and legal compliance matters including internal and disclosure controls and compliance with the Sarbanes-Oxley Act of 2002.

Our Board has determined that Grant Fitzwilliam is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002.

Independent - Audit Committee Standards

The Board has determined that Messrs. Frohman, Pearlman and Fitzwilliam are independent in accordance with the NASDAQ Stock Market independence standards for audit committees.

Compensation Committee

The function of the Compensation Committee is to determine the compensation of our executive officers.  The Compensation Committee has the power to set performance targets for determining periodic bonuses payable to executive officers and may review and make recommendations with respect to shareholder proposals related to compensation matters.  Additionally, the Compensation Committee is responsible for administering our 2008 Equity Incentive Plan, or the Plan.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.  Although there are many other factors, the Board seeks individuals with experience on public company boards as well as experience with public companies in general, legal and accounting skills, marketing expertise and international background.

Board Structure

The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time.  This structure has been particularly useful given our relatively new Chief Executive Officer as the Board has considered significant changes in our strategic direction.  The structure ensures a greater role for the independent directors in the oversight of Upstream and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Board Assessment of Risk

Our risk management function is overseen by our Board.  Through our policies, our Code of Ethics and our Board committees’ review of financial and other risks, our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect Upstream, and how management addresses those risks.  Mr. Feirstein, a director and Chief Executive Officer, and Mr. Brauser, a director and our Chief Financial Officer, will work closely together with the Board once material risks are identified on how to best address such risk.  If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment.  Presently, the primary risks affecting Upstream are the lack of working capital and the inability to generate sufficient revenue so that we have positive cash flow from operations.  The Board focuses on these key risks and interfaces with management on seeking solutions.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer.  Although not required, the Code of Ethics also applies to our directors.  The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior.  We will provide a copy, without charge, to anyone that requests one in writing to Upstream Worldwide, Inc., 200 E. Broward Boulevard, Suite 1200, Fort Lauderdale, Florida 33301, Attention: Mr. Daniel Brauser.

Shareholder Communications

Although we do not have a formal policy regarding communications with our Board, shareholders may communicate with the Board by writing to us at Upstream Worldwide, Inc., 200 E. Broward Boulevard, Suite 1200, Fort Lauderdale, Florida 33301, Attention: Mr. Daniel Brauser, or by facsimile (954) 915-1525.  Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Executive Compensation

The following information is related to the compensation paid, distributed or accrued by us to our Chief Executive Officer (principal executive officer) serving at the end of the last fiscal year and the two other most highly compensated executive officers whose total compensation exceeded $100,000 in 2009.  We refer to these persons as the Named Executive Officers.  No executive officer received $100,000 during 2008.

2009 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Option Awards ($)(f) (1)(2)(3)	Total ($)(j)
Douglas Feirstein	2009	136,442	150,709	287,151
Chief Executive Officer	2008	-	-	-
Hakan Koyuncu	2009	213,942	150,709	364,651
President	2008	94,231	-	94,231
Daniel Brauser	2009	213,942	2,185,277	2,239,219
Chief Financial Officer	2008	94,231	-	94,231

(1)
The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules.  These rules also require prior years amounts to be recalculated in accordance with the rule and therefore any number previously disclosed in our Form 10-K regarding compensation on this table or any other table may not reconcile.  These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the Named Executive Officers.

(2)
Includes stock options to purchase 555,556 shares of our common stock at $0.27 per share.  These options vest each calendar quarter over four years beginning March 31, 2010.  These options were awarded outside of the Plan.

(3)
For Mr. Brauser, also includes options to purchase 7,500,000 shares of our common stock at $0.27 per share.  These options vest each calendar quarter over four years beginning March 31, 2010.  These options were awarded outside of the Plan.

Executive Employment Agreements

Douglas Feirstein Employment Agreement

Effective May 5, 2009, we entered into an employment agreement with Douglas Feirstein, our Chief Executive Officer.  The current term of the agreement expires on May 5, 2012 and will be automatically renewed for additional one-year periods until either we or Mr. Feirstein gives the other party written notice of its intent not to renew at least 60 days prior to the end of the then current term.

Hakan Koyuncu Employment Agreement

Effective July 23, 2008, we entered into an employment agreement with Hakan Koyuncu, our President.  On May 5, 2009, we amended the employment agreement extending the expiration date to May 5, 2012.  The term is automatically renewed for additional one-year periods until either we or Mr. Koyuncu gives the other party written notice of its intent not to renew at least 60 days prior to the end of the then current term.

Daniel Brauser Employment Agreement

Effective July 23, 2008, we entered into an employment agreement with Daniel Brauser, our Chief Financial Officer.  On May 5, 2009, we amended the employment agreement extending the expiration date to May 5, 2012.  The term is automatically renewed for additional one-year periods until either we or Mr. Brauser gives the other party written notice of its intent not to renew at least 60 days prior to the end of the then current term.

Amendments

On November 23, 2009, the Compensation Committee approved an amendment to the Employment Agreements for each of the above officers increasing each annual salary from $225,000 to $275,000 effective December 1, 2009 and $300,000 beginning June 1, 2010.

2009 Option Grants To Executive Officers

On December 22, 2009, we granted options to purchase 555,556 shares of our common stock to each of the above officers as a bonus for 2009.  Also, Mr. Brauser was granted 7,500,000 options in order to provide Mr. Brauser with an equity stake in line with the Chief Executive Officer and the then Chief Operating Officer.

Termination Provisions

The table below describes the severance payments that Messrs. Feirstein, Koyuncu and Brauser are entitled to in connection with a termination of their employment upon death, disability, without cause, for Good Reason and the non-renewal of their employment at our discretion:

	Douglas Feirstein	Hakan Koyuncu	Daniel Brauser
Death	Three Months Base Salary	Three Months Base Salary	Three Months Base Salary

Total Disability	18 Months Base Salary	18 Months Base Salary	18 Months Base Salary

Without Cause	18 Months Base Salary	18 Months Base Salary	18 Months Base Salary

Good Reason (1)	18 Months Base Salary	18 Months Base Salary	18 Months Base Salary

Non-Renewal By the Company	18 Months Base Salary	18 Months Base Salary	18 Months Base Salary

(1)
Good Reason is defined in their Employment Agreements to be the resignation by the officer due to the failure of Money4Gold to meet any of its obligations under the Employment Agreement or any other Agreement and the failure to cure such obligation within 30 days of notice of the breach.

On February 2, 2010, Todd Oretsky resigned as our Chief Operating Officer.  Mr. Oretsky was receiving a base salary of $275,000 when he resigned.  His employment agreement provided for identical termination provisions as the executives above.  In connection with the termination of his employment, we agreed to pay Mr. Oretsky severance of $46,667 payable over three months.  Also, Mr. Oretsky’s options to purchase 555,556 shares of our common stock immediately vested and will remain exercisable through February 1, 2011.  Mr. Oretsky, through an affiliate, is providing consulting services for a period of six months for $32,500 per month.  Additionally, Mr. Oretsky and the affiliate have entered into a covenant not-to-compete for a 21 month period and are receiving a total of $50,000 for such agreement, payable over three months.

Securities Authorized for Issuance Under Equity Compensation Plans

The following chart reflects the number of awards granted under equity compensation plans approved and not approved by shareholders and the weighted average exercise price for such plans as of December 31, 2009.

Name Of Plan	Number of shares of common stock to be issued upon exercise of outstanding securities (1) (a)	Weighted-average exercise price of outstanding securities (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding the shares reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders	2,237,843	$0.31	2,592,091	(2)
Equity compensation plans not approved by security holders (3)	11,177,991	0.29
Total	13,415,834	$0.29	2,592,091

(1)	Consists of stock options.
(2)
On December 31, 2009, we were authorized to issue 8,000,000 shares under the Plan, which includes restricted stock and options.  Because we have issued 3,170,066 shares of restricted stock, the number of securities available for grant has been reduced.  On March 10, 2010, the number of shares authorized under the Plan was increased to 27,000,000.

(3)
Represents options granted outside the Plan.  Includes 10,000,002 options granted to executive officers and directors with an exercise price of $0.28, vesting quarterly in equal increments over four years.

Outstanding Equity Awards at Fiscal Year End

Listed below is information with respect to unexercised options and stock that has not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2009:

	Outstanding Equity Awards At 2009 Fiscal Year-End
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Douglas Feirstein	0	555,556	0.27	12/22/2014
Hakan Koyuncu	0	555,556	0.27	12/22/2014
Daniel Brauser	0	8,055,556	0.27	12/22/2014

(1)	These options vest each calendar quarter over four years beginning March 31, 2010.

The following chart reflects the number of stock options we awarded in 2009 to our executive officers and directors.

Name	Number of Options	Exercise Price per Share	Expiration Date

Scott Frohman (1)	196,429	$0.28	7/1/2014
Jason Rubin (2)	294,643	$0.28	7/1/2014
Neil McDermott (3)	147,321	$0.28	7/1/2014
Charles Pearlman	263,158	$0.19	9/23/2014
Grant Fitzwilliam	263,158	$0.19	9/30/2014
Daniel Brauser	8,055,556	$0.27	12/22/2014
Michael Brachfeld	277,778	$0.27	12/22/2014
Todd Oretsky (4)	555,556	$0.27	12/22/2014
Hakan Koyuncu	555,556	$0.27	12/22/2014
Douglas Feirstein	555,556	$0.27	12/22/2014

(1)	Of these options 4,464 were relinquished as a result of no longer serving as Chairman of the Audit Committee.
(2)	Of these options, 27,686 were relinquished as a result of no longer serving as a member of the Audit Committee.
(3)	Resigned March 10, 2010.
(4)	Resigned February 2, 2010.

The following chart reflects the shares of common stock we awarded in 2009 to our directors as part of their annual grants under the Plan.

Name	Number of Shares

Scott Frohman (1)	196,429
Neil McDermott (2)	147,321
Charles Pearlman	263,158
Grant Fitzwilliam	263,158

(1)	Of these options 4,464 were relinquished as a result of no longer serving as Chairman of the Audit Committee.

(2)	Former director.

Michael Brachfeld, who was appointed Chief Accounting Officer in March 2010, was granted 3,500,000 options exercisable at $0.16 per share.

Director Compensation

We do not pay cash compensation to our directors for service on our Board and our employees do not receive compensation for serving as members of our Board. Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as Board and committee members.  Our non-employee directors receive automatic grants of stock options and restricted stock as compensation for their services as directors under our Plan as described below.  The director may elect to receive stock options in lieu of their stock grant.

2009 Director Compensation Table

Name (a)	Stock Awards ($)(c)(1)	Option Awards ($)(d)(1)	Total ($)(j)
Grant Fitzwilliam (2)	47,368	45,391	92,759
Scott Frohman (3)	55,000	51,432	106,432
Neil McDermott (3)(4)	41,250	38,574	79,824
Charles Pearlman (2)	47,368	45,294	92,662
Jason Rubin (3)	-	77,148	77,148

(1)	This represents the fair value of the award as of the grant date in accordance with FASB ASC Topic 718.
(2)	Represents an award issued under the Plan as an initial grant for appointment to the Board. These awards vest in annual installments over three years.
(3)	Represents an award issued under the Plan as an annual grant for Board or committee service. These awards vest one year from the date of grant.
(4)	Mr. McDermott resigned in 2010. In connection with his resignation, we vested all of his options and restricted stock.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned as of June 18, 2010 by (i) those persons known by us to be owners of more than 5% of our voting securities, (ii) each director, (iii) our Named Executive Officers and (iv) all executive officers and directors of Upstream as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)

Directors and Executive Officers:

Common Stock	Douglas Feirstein 200 E. Broward Blvd., Ste. 1200 Ft. Lauderdale, Florida 33301 (2)(3)(4)	59,872,256	30.5%

Common Stock	Hakan Koyuncu 200 E. Broward Blvd., Ste. 1200 Ft. Lauderdale, Florida 33301 (2)(3)(4)	59,872,256	30.5%

Common Stock	Daniel Brauser 200 E. Broward Blvd., Ste. 1200 Ft. Lauderdale, Florida 33301 (2)(3)(5)	61,281,979	31.0%

Common Stock	Grant Fitzwilliam 2856 NE 26th Street Ft. Lauderdale, Florida 33305 (3)	290,936	*

Common Stock	Scott Frohman 123 NW 13th Street, Ste. 300 Boca Raton, Florida 33432 (3) (6)	3,453,581	1.8%

Common Stock	Charles Pearlman P.O Box 460266 Ft. Lauderdale, Florida 33346 (3)	288,158	*

Common Stock	Jason Rubin 12900 NW 38th Avenue Miami, Florida 33054 (3)(7)	10,322,583	5.2%

Common Stock	All directors and executive officers as a group (8 persons)	77,241,404	38.8%

5% Shareholders:

Common Stock	Republic Metals Corporation 12900 NW 38th Avenue Miami, Florida 33054 (8)	10,000,000	5.1%

Common Stock	Michael Brauser 595 S. Federal Highway, Ste. 600 Boca Raton, Florida 33432 (9)	13,489,793	6.9%

Common Stock	Barry Honig 595 S. Federal Highway, Ste. 600 Boca Raton, Florida 33432 (10)	11,353,587	5.8%

Former Executive Officer and Director:

Common Stock	Todd Oretsky 547 N.E. 59 th Street Miami, FL 33137 (11)	60,358,367	30.7%

*	Less than 1%

(1)
Applicable percentages are based on 196,345,002 shares outstanding adjusted as required by rules of the SEC.  Including shares sold in our March – April 2010 private placement. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  Unless otherwise indicated in the footnotes to this table, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.  The shares of common stock beneficially owned by each of Messrs. Brauser, Feirstein, Koyuncu and Oretsky include all shares of common stock subject to a Stockholders Agreement which terminates when each member of the group beneficially owns less than 100,000 shares.  Under the Stockholders Agreement, the group agreed to vote all of their shares of common stock together on any action as determined by a majority of the members of the group still owning 20,000 shares.  The table includes shares of common stock, options and warrants exercisable into shares within 60 days.  The shares of common stock individually owned by them are:

Mr. Brauser	9,715,335

Mr. Feirstein	26,508,503

Mr. Koyuncu	14,800,001

Mr. Oretsky	8,778,972

(2)	An executive officer.
(3)	A director.
(4)	Includes 69,445 stock options exercisable within 60 days.
(5)	Includes 333,334 shares of common stock issuable upon the exercise of warrants. Includes 1,145,834 stock options which are exercisable within 60 days.
(6)	Includes 261,616 stock options which are exercisable within 60 days.
(7)
Includes 10,000,000 shares held by Republic Metals Corporation, a corporation whereby Mr. Rubin’s father is the founder and controls. Mr. Rubin is Vice President and General Counsel of Republic.  Also includes 322,583 stock options which are exercisable within 60 days.

(8)	These are the same 10,000,000 shares beneficially owned by Jason Rubin.
(9)
Mr. Brauser is the father of Daniel Brauser, our Chief Financial Officer.  Does not include shares held in a trust created by Mr. Brauser, of which one of his adult sons is the trustee and all of his four adult children including Daniel Brauser are the beneficiaries.  Mr. Michael Brauser disclaims beneficial ownership of these securities, and this disclosure shall not be deemed an admission of beneficial ownership of these securities for Section 16 of the Securities Exchange Act of 1934 or for any other purposes.  Mr. Brauser is a selling shareholder.    See the Selling Shareholder Table below.

(10)	Includes shares held in a 401k plan whereby Mr. Honig is the trustee. This 401k plan is a selling shareholder.
(11)
Mr. Oretsky resigned as an executive officer and director on February 2, 2010. Mr. Oretsky’s shares are held by Jack Oretsky Holdings, LLC, a limited liability company in which Mr. Oretsky, to our knowledge, is the sole manager.  Includes 555,556 stock options, which are exercisable within 60 days.

RELATED PERSON TRANSACTIONS

On June 1, 2008, we entered into an agreement with the Refinery, whereby we agreed to sell all of our precious metals in the United States exclusively to the Refinery and the Refinery agreed to refrain from entering into a relationship with any third party that is similar to our relationship with them.  The agreement is for an initial term of five years.  As consideration for this agreement, the Refinery received 10,000,000 fully vested shares of our common stock valued at $1,230,000.  Jason Rubin, an officer of the Refinery, is a member of our Board.

We purchase online marketing and lead generation services from a company in which Hakan Koyuncu, our President, is a 50% shareholder.  Our pricing is calculated at a 10% markup to their cost, capped at $1.50 per lead.  This markup is exclusively for the unrelated 50% shareholder. Mr. Koyuncu does not share in any profits earned by this vendor for services rendered to us.  In the fourth quarter 2009, we agreed to issue this lead generation company 333,334 shares of our common stock and 333,334 warrants exercisable at $0.30 per share.  These securities were issued to the lead generation company.  Mr. Koyuncu has no voting power or financial interest in any securities of Upstream held by this lead generation company.  As payment, the lead generation company cancelled $50,000 we owed it.  Other investors purchased our common stock and warrants contemporaneously at the same price per share and warrant.  Daniel Brauser, our Chief Financial Officer invested $50,000 in that same offering.

Douglas Feirstein, our Chief Executive Officer invested $50,000 and Michael Brauser and GRQ Consultants, Inc. 401k, each a 5% beneficial owner, invested $125,000 and $200,000, respectively in our March-April 2010 private placement on the same terms and conditions as other investors in that offering.

SELLING SHAREHOLDERS

The following table provides information about each selling shareholder listing how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling shareholder will beneficially own after the offering assuming all shares covered by this prospectus are sold.  The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling shareholders.

We do not know when or in what amounts a selling shareholder may offer shares for sale.  The selling shareholders may not sell any or all of the shares offered by this prospectus.  Because the selling shareholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling shareholder.

The table does not include 333,334 shares purchased by our Chief Executive Officer, Mr. Douglas Feirstein in our Private Placement.  Mr. Feirstein has no intent to sell these shares and will not sell them by this prospectus.

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering

Brauser Family Trust 2008 (1)	3,683,334	333,334	3,350,000	1.7%
Michael Brauser (2)	13,489,793	833,334	12,656,459	6.4%
Chestnut Ridge Partners, LP (3)	1,600,000	1,600,000	0	0
Robert Colman	666,667	666,667	0	0
DBGJ Irrevocable Trust (4)	166,667	166,667	0	0
Goldstein Enterprises LLC	666,667	666,667	0	0
GRQ Consultants, Inc. 401k (5)	11,353,587	1,333,334	10,020,253	5.1%
Gerald & Jane Kesselman	500,000	500,000	0	0
Bruce Moldow	700,000	250,000	450,000	*
Michael Moran (6)	6,322,110	166,667	6,165,443	3.1%
Octagon Capital Partners	1,000,000	1,000,000	0	0
Plough Penny Partners LP	666,667	666,667	0	0
Proximity Fund LP	2,000,000	2,000,000	0	0
Reuben Taub	716,667	666,667	50,000	*
Wallygator, LLC	333,334	333,334	0	0
FaceTV	629,396	629,396	0	0
Search Response Agency Ltd.	611,079	611,079	0	0
Global Innovations, Inc.	1,818,182	1,818,182	0	0

*	Less than 1%

(1)	The trustee of this trust is the brother of Daniel Brauser, our Chief Financial Officer.
(2)	Michael Brauser is the father of Daniel Brauser, our Chief Financial Officer.
(3)	Kenneth Pasternack, as managing member of the general partner, holds voting and investment power over these shares.
(4)	The trustee of this trust is the uncle of Daniel Brauser, our Chief Financial Officer.
(5)	Barry Honig is the trustee of the 401k plan and holds voting and investment power over these shares.
(6)	Michael Moran is our Vice President of Operations.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 300,000,000 shares of common stock, par value $0.0001 per share.  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.  There is no cumulative voting in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the Board out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue of 25,000,000 shares of $0.0001, par value preferred stock in any series.  The Board has the authority to establish and designate a series, and to fix the number of shares included in such series and the variations in the relative rights, preferences and limitations in the series.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law.  In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any interested shareholder which includes, a shareholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested shareholder, unless:

•	The transaction is approved by the corporation’s Board prior to the date the shareholder became an interested shareholder;

•
Upon closing of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

•	On or after such date, the business combination is approved by the Board and at least 66 2/3% of outstanding voting stock not owned by the interested shareholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original Certificate of Incorporation or an amendment to its Certificate of Incorporation or Bylaws approved by its shareholders.  We have not opted out of this Statute.  This Statute could prohibit, discourage or delay mergers or other takeover attempts to acquire us.

Transfer Agent

We have appointed Island Stock Transfer, as our transfer agent.  Their contact information is: 100 Second Avenue South, Ste. 705S, St. Petersburg, Florida 33701, phone number (727) 289-0010, facsimile (727) 289-0069, www.islandstocktransfer.com.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling shareholders.  The selling shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Bulletin Board or any stock exchange, market or trading facility on which the shares are then traded or in private transactions.  These sales may be at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	Privately negotiated transactions;

•	Short sales;

•	Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	Writing of options on the shares;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share, which may be below the then market price.  The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the rules thereunder.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  No selling shareholder has entered into any agreement with a prospective underwriter and the selling shareholders have advised us that they have no plans to enter into any such agreement.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 or the Exchange Act and the rules thereunder, including Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling shareholders including liabilities under the Securities Act or to contribute to payments the selling shareholders may be required to make in respect of such liabilities.  If the selling shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, or file a prospectus supplement to describe the agreements between the selling shareholders and the broker-dealer.

We are paying all fees and expenses incident to the registration of the shares, excluding fees and disbursements of any counsel to the selling shareholders, brokerage commissions and underwriting discounts.

We have advised each selling shareholder that it may not use shares registered for public sale by this prospectus to cover short sales of our common stock made prior to the date of this prospectus.  Each selling shareholder who uses this prospectus for any sale of our common stock will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders are also responsible for complying with the applicable provisions of the Exchange Act and the rules thereunder including Regulation M in connection with their sales of shares of common stock under this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, West Palm Beach, Florida.  Attorneys employed by Harris Cramer beneficially own 625,000 shares of our common stock.

EXPERTS

The consolidated financial statements appearing in this prospectus and registration statement for the year ended December 31, 2009 and for the period from February 14, 2008 (Inception) to December 31, 2008 have been audited by Berman & Company, P.A., an independent registered public accounting firms, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.  Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.  We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM.  We also file periodic reports and other information with the SEC.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov.

Money4Gold Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	As of March 31,	As of December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash	$204,820	$297,426
Accounts receivable - related party	466,745	1,083,487
Inventory	682,278	855,763
Prepaid asset - related party - current portion	187,627	187,627
Prepaid expenses and other current assets	419,967	667,605
Total Current Assets	1,961,437	3,091,908

Fixed Assets - net	215,250	75,908

Other Assets:
Goodwill	11,142,273	11,142,273
Intangible assets - net	54,409	10,668
Intangible asset - related party - net	184,868	199,455
Prepaid asset - related party - net of current portion	406,525	453,432
Other assets	90,708	113,793
Total Other Assets	11,878,783	11,919,621

Total Assets	$14,055,470	$15,087,437

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$2,130,375	$1,432,428
Accounts payable - related party	73,971	45,984
Accrued expenses	395,114	241,038
Deferred revenue	1,480,701	1,576,462
Total Current Liabilities	4,080,161	3,295,912

Stockholders' Equity:
Convertible Series A preferred stock, ($0.0001 par value, 25,000,000 shares authorized, 400,000 and
3,400,000 issued and outstanding)	40	340
Common stock, ($0.0001 par value, 300,000,000 shares authorized, 191,536,339 and 183,208,004 shares
issued and outstanding)	19,154	18,321
Subscriptions receivable	(1,001,667)	-
Additional paid in capital	20,889,328	19,080,568
Accumulated deficit	(9,751,996)	(7,272,073)
Accumulated other comprehensive loss	(179,550)	(35,631)
Total Stockholders' Equity	9,975,309	11,791,525

Total Liabilities and Stockholders' Equity	$14,055,470	$15,087,437

See accompanying notes to unaudited interim condensed consolidated financial statements.

Money4Gold Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009
Revenue	$17,272,133	$1,195,638
Cost of revenue	6,335,660	549,890
Gross Profit	10,936,473	645,748
Sales and marketing expenses	10,723,204	872,984
General and administrative expenses	2,682,395	1,100,012
Loss from Operations	(2,469,126)	(1,327,248)

Other Income (Expense):
Interest income	-	78
Interest expense	-	(27,362)
Loss on foreign exchange	(10,797)	-
Change in fair value of derivative liability - embedded conversion	-	(1,160)
Total Other Income (Expense) - Net	(10,797)	(28,444)
Net Loss	$(2,479,923)	$(1,355,692)

Net loss per common share - basic and diluted	$(0.01)	$(0.02)

Weighted average number of shares outstanding during the period - basic and diluted	185,502,671	79,116,959

Comprehensive Loss, Net of Tax:
Net loss	$(2,479,923)	$(1,355,692)
Foreign currency translation adjustment	(143,919)	-
Comprehensive Loss	$(2,623,842)	$(1,355,692)

See accompanying notes to unaudited interim condensed consolidated financial statements.

Money4Gold Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,479,923)	$(1,355,692)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liability - embedded conversion feature	-	1,160
Stock based compensation expense	807,626	122,548
Amortization of debt discount	-	20,829
Amortization of debt issuance costs	-	3,750
Amortization of prepaid asset - related party	46,907	65,459
Depreciation and amortization	35,231	-
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable - related party	610,323	143,782
Inventory	163,444	(29,368)
Prepaid and other current assets	229,139	(60,541)
Other assets	(3,589)	(12,831)
Increase (decrease) in:
Accounts payable	1,098,295	60,845
Accounts payable - related party	(366,606)	(59,406)
Accrued expenses	130,548	15,144
Deferred Revenues	(77,018)	-
Net Cash Provided by (Used In) Operating Activities	194,377	(1,084,321)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid to purchase fixed assets	(159,476)	(2,123)
Net Cash Used in Investing Activities	(159,476)	(2,123)

See accompanying notes to unaudited interim condensed consolidated financial statements.

Money4Gold Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from media line of credit	-	250,000
Proceeds from convertible note payable	-	250,000
Cash paid as debt issue costs	-	(12,500)
Proceeds from issuance of common stock and warrants in private placement	-	80,000
Net Cash Provided By Financing Activities	-	567,500

Net Increase (Decrease) in Cash	34,902	(518,944)

Effect of Exchange Rates on Cash	(127,507)	334

Cash - Beginning of Period	297,426	778,436

Cash - End of Period	$204,820	$259,826

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Interest	$-	$-
Taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Sale of stock for subscription receivable	$1,001,667	$-
Accrual of covenant not to compete	$50,000	$-
Conversion of preferred stock into common stock	$300	$220
Derivative liability arising from Convertible Note Payable	$-	$69,429

See accompanying notes to unaudited interim condensed consolidated financial statements.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

Note 1 – Organization and Business

Money4Gold Holdings, Inc. is based in Florida and, through our wholly-owned subsidiaries (collectively, “Money4Gold,” “Company,” “we,” “us,” and/or “our”), operates in the United States, Canada, and several countries in Europe. Through direct response advertising and marketing campaigns, we purchase for resale precious metals including gold, silver and platinum as well as diamonds and other precious stones from the public.

Note 2 – Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is our opinion, however, that the accompanying unaudited interim condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis, for the year ended December 31, 2009 and the period from February 14, 2008 (inception) to December 31, 2008. The interim results for the three-month period ended March 31, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010 or for any future interim period.

Note 3 – Liquidity and Management’s Plans

We incurred a $2,479,923 net loss (including $889,764 of non-cash charges) for the three months ended March 31, 2010.  As of March 31, 2010, we had a $9,751,996 accumulated deficit and working capital deficit of $2,118,724.

We do not yet have a sustained history of financial stability. Historically our principal source of liquidity has been the issuances of debt and equity securities, including preferred stock, common stock and various debt financing transactions. We believe that the higher level of revenue attained during the third and fourth quarters of 2009 and the first quarter of 2010 is a result of the successful implementation of the first stages of our business plan and that, if we can improve our returns on our media investments and control our costs accordingly, continued implementation will generate steadily improving results and cash flows in the future.

Management believes that our cash balance on May 10, 2010 of approximately $1.1 million, current level of working capital, anticipated cash that will be received from revenue generated from advertisements that have already aired, and additional funds through the issuance of debt and/or equity securities will be sufficient to sustain operations through at least March 31, 2011. However, there can be no assurance that the plans and actions proposed by management will be successful, that we will continue to generate revenue from advertisements that have already aired, or that unforeseen circumstances will not require us to seek additional funding sources in the future or effectuate plans to conserve liquidity. In addition, there can be no assurance that our efforts to raise additional funds through the issuance of debt and/or equity securities will be successful or that in the event additional sources of funds are needed to continue operations, that they will be available on acceptable terms, if at all.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

Note 4 – Significant Accounting Policies

Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of Money4Gold and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of unaudited interim condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited interim condensed consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount allocated to goodwill and other intangible assets, the estimated useful lives for amortizable intangible assets and property, plant and equipment, accrued expenses, deferred revenue, the fair value of warrants granted in connection with various financing transactions, share-based payment arrangements, and the fair value of derivative liabilities.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited interim condensed consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Reclassification

We have reclassified certain prior year amounts to conform to the current year’s presentation. These reclassifications have no effect on the financial position at December 31, 2009 or on the results of operations for the three months ended March 31, 2009.

We minimize credit risk associated with cash and cash equivalents by periodically evaluating the credit quality of our primary financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit. We had no uninsured balances at March 31, 2010 or December 31, 2009.

Accounts Receivable

Accounts receivable represent obligations from a related party customer, the Refinery (Note 11). As discussed below under Revenue Recognition, we are able to estimate the total value of each batch of precious metals received. The Refinery advances to us, up to 80% of the value of the precious metals we have received, but not yet delivered. After completion of the melt and validation process, the final amount due to us, net of the advance, is determined and is recorded as an account receivable.

We periodically evaluate the collectability of our accounts receivable and consider the need to record an allowance for doubtful accounts based upon historical collection experience and specific information. Actual amounts could vary from the recorded estimates. We did not deem it necessary to record an allowance for doubtful accounts at March 31, 2010 or December 31, 2009.

Inventory

Inventory consists predominantly of gold and other precious metals and is carried at the lower of cost or net realizable value. Cost is based solely on the amount paid by us to third parties in the general public, which is generally lower than the current market value. As such, we do not deem it necessary to record a reserve for obsolete inventory.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010
Fixed Assets

Fixed assets are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, which ranges from three to seven years.

Long-Lived Assets

We carry long-lived assets at the lower of their carrying amount or their fair value. We periodically review the carrying values of our long-lived assets when events or changes in circumstances indicate that it is more likely than not that their carrying values may exceed their fair values, and record an impairment charge when considered necessary.

When circumstances indicate that an impairment of value may have occurred, we test such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

Goodwill

Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term growth rate of our business, the useful life over which cash flows will occur, and determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment charge for each reporting unit.

During the three months ended March 31, 2010, we did not identify any indication of goodwill impairment.

Convertible Instruments

We review all of our convertible instruments for the existence of an embedded conversion feature which may require bifurcation, if certain criteria are met. These criteria include circumstances in which:

a)	The economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract,

b)
The hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and

c)
A separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to certain requirements (except for when the host instrument is deemed to be conventional).

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

A bifurcated derivative financial instrument may be required to be recorded at fair value and adjusted to market at each reporting period end date. In addition, we may be required to classify certain stock equivalents issued in connection with the underlying debt instrument as derivative liabilities.

For convertible instruments that we have determined should not be bifurcated from their host instruments, we record discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. Also when necessary, we record deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the financing transaction and the effective conversion price embedded in the preferred shares.

In addition, we review all of our convertible instruments for the existence of a beneficial conversion feature. Upon the determination that a beneficial conversion feature exists, the relative fair value of the beneficial conversion feature would be recorded as a discount from the face amount of the respective debt instrument and the discount would be amortized to interest expense over the life of the debt.

Finally, if necessary, we will determine the existence of liquidated damage provisions. Liquidated damage provisions are not marked to market, but evaluated based upon the probability that a related liability should be recorded.

Common Stock Purchase Warrants and Derivative Financial Instruments

We review any common stock purchase warrants and other freestanding derivative financial instruments at each balance sheet date and classify them on our balance sheet as:

a)
Equity if they (i) require physical settlement or net-share settlement, or (ii) gives us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement), or as

b)
Assets or liabilities if they (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

We assess classification of our common stock purchase warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

We had no freestanding derivatives as of March 31, 2009 or December 31, 2008.

Revenue Recognition

We generate revenue from the sale of precious metals, including gold, silver and platinum, and from the sale of diamonds and other precious stones. Revenue is recognized when all of the following conditions exist: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured.

Precious Metals

We grade the quality of the precious metals purchased from the public and estimate the total quantity of pure gold, silver and platinum received. We then lock in the current spot rate of each metal sufficient to cover the total quantity received in the current batch with the Refinery. After a holding period of at least 10 days to allow for returns, the precious metals are delivered to the Refinery to be melted. Upon melting the precious metals, the Refinery validates the quality of pure gold, silver, and platinum and remits payment to us based on the quantity of each precious metal at the agreed upon spot rates, as described above. Revenue is recognized upon melting of the precious metals and the validation of the quality and quantity of each precious metal by the Refinery.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

No returns are accepted from the Refinery and upon delivery of the precious metals to the refiner, we have no further obligations.

Diamonds and Other Precious Stones

Diamonds and other precious stones are generally purchased from the public in connection with the purchase of precious metals. We value diamonds and other precious stones based on a variety of factors including size and quality and then resell them. To date, all diamonds and other precious stones have been sold to an affiliate of an officer of one of our wholly-owned subsidiaries. Revenue is recognized upon the acceptance of the diamonds and other precious stones by the purchaser.

Deferred Revenue

Upon our estimate of the total quantity of pure gold, silver, and platinum received and the locking in of the current spot rate for each precious metal, we are able to estimate the total value of the batch received. The Refinery advances to us, up to 80% of the value of the precious metals we have received, but not yet delivered. This amount is recorded as deferred revenue until the specific batch is melted and processed as described above, at which time, it is recorded as revenue.

Cost of Revenue

Our cost of revenue includes our cost of acquiring precious metals and stones as well as any other direct costs and expenses required to ship, secure, grade, log and process the metals and stones internally. In addition, fees and other costs incurred in connection with processing at the Refinery are charged to cost of revenue.

Advertising

Advertising costs are expensed as they are incurred and are included in sales and marketing expenses. Advertising expense amounted to $8,529,669 and $872,984 for the three months ended March 31, 2010 and March 31, 2009, respectively.

Foreign Currency Transactions

The unaudited interim condensed consolidated financial statements are presented in United States Dollars. The financial position and results of operations of our foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of our foreign subsidiaries have been translated from their local currency (British pounds, Canadian dollars and Euros) into the reporting currency, U.S. dollars, using period end exchange rates. Equity transactions have been translated using the historical exchange rate that was in effect when the transaction occurred. The resulting translation adjustments are recorded as a separate component of accumulated other comprehensive loss. Revenues and expenses have been translated using weighted average exchange rates for the respective periods. Transaction gains and losses resulting from foreign currency transactions are recorded as foreign exchange gains or losses and are included in general and administrative expense in the consolidated statement of operations. We have not entered into any financial instruments to offset the impact of foreign currency fluctuations.

Share-Based Payment Arrangements

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded in cost of goods sold or general and administrative expense in the consolidated statement of operations, depending on the nature of the services provided. We have applied fair value accounting and the related provisions of ASC 718 for all share based payment awards. The fair value of share-based payments is recognized ratably over the stated vesting period. In the event of termination, we will cease to recognize compensation expense.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

Net Loss per Share

Basic earnings per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

The computation of basic and diluted loss per share for the three months ended March 31, 2010 and 2009 excludes the following potentially dilutive securities because their inclusion would be anti-dilutive:

	Three Months Ended March 31,
	2010	2009
Convertible Preferred Stock	400,000	11,900,000
Common Stock Purchase Warrants	21,800,003	8,400,000
Stock Options	13,215,834	1,073,134
	35,415,837	21,373,134

Comprehensive Loss

Other comprehensive loss includes all changes in stockholders’ equity during a period from non-owner sources and is reported in the consolidated statement of stockholders’ equity. To date, other comprehensive loss consists of changes in accumulated foreign currency translation adjustments.

Recent Accounting Pronouncements

In January 2010, the FASB issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update is effective for the interim and annual reporting periods beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the interim and annual reporting period beginning January 1, 2011. We will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on our unaudited interim condensed consolidated financial statements.

Note 5 – Fair Value

The fair value of our financial assets and liabilities reflects our estimate of amounts that we would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of our assets and liabilities, we seek to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Our investment strategy is focused on capital preservation. We intend to invest in instruments that meet credit quality standards.  The current expectation is to maintain cash and cash equivalents, once these resources are available.

The following are the major categories of assets measured at fair value on a nonrecurring basis during the three months ended March 31, 2010, using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Quoted Prices in Inactive Markets for Identical Assets	Level 3: Significant Unobservable Inputs	Total at December 31, 2009	Total Impairment For the Year Ended December 31, 2009
Goodwill	$-0-	$11,142,273	$-0-	$11,142,273	$-0-
Total	$-0-	$11,142,273	$-0-	$11,142,273	$-0-

We have determined the estimated fair value amounts presented in these unaudited interim condensed Consolidated Financial Statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the unaudited interim condensed Consolidated Financial Statements are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. We have based these fair value estimates on pertinent information available as of the respective balance sheet dates and have determined that, as of such dates, the carrying value of all financial instruments approximates fair value.

Note 6 – Acquisition s

On May 7, 2009, we acquired 100% of MGE Enterprises Corporation, a Wyoming corporation (“MGE”). MGE operated in the United States under the names mygoldenvelope.com and sobredeoro.com using a business model similar to ours. In addition, their management has provided us with extensive experience in creating and growing businesses that provide shareholder value in a broad array of industries, including direct response, Internet marketing and national retail distribution and sales. MGE’s ability to reach a broader number of consumers through their experience in multi-language television advertising, direct response, and retail distribution and sales greatly accelerated our growth and increased our depth of management experience.

We used the acquisition method of accounting in connection with the acquisition of MGE and accordingly, our unaudited interim condensed consolidated financial statements include the results of operations of MGE for the three months ended March 31, 2010.

The following unaudited condensed consolidated pro forma information gives effect to the acquisition of MGE as if the transaction had occurred on January 1, 2008. The following pro-forma information is presented for illustration purposes only and is not necessarily indicative of the results that would have been attained had the acquisition been completed on January 1, 2008, nor are they indicative of results that may occur in any future periods:

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

For the Three Months Ended March 31, 2009
Revenues	$3,244,348
Net Loss	(1,888,060)

Basic and Diluted Loss from Continuing Operations per Common Share	$(0.01)
Weighted Average Shares Outstanding - Basic and Diluted	153,993,391

Note 7 –Fixed Assets

Fixed assets consist of the following at March 31, 2010 and December 31, 2009:

	Balance at March 31, 2010	Balance at December 31, 2009	Estimated Useful Life
Leasehold Improvements	$115,281	$39,694	*
Security Equipment	78,015	26,005	7years
Computers	18,228	6,024	3years
Furniture and Fixtures	11,216	2,397	7years
Office Equipment	3,386	3,386	3years
	226,126	77,506
Less: Accumulated Depreciation	(10,876)	(1,598)
Fixed Assets, Net	$215,250	$75,908

* The shorter of three years or the life of the lease.

Depreciation expense pertaining to fixed assets during the three months ended March 31, 2010 and 2009 was $14,385 and $-0-, respectively.

Note 8 –Debt and Other Financing

Convertible Note Payable

On March 4, 2009, we issued a $250,000 Convertible Note Payable (the “Convertible Note”) to Whalehaven Capital Fund Limited (“Whalehaven”). The Convertible Note had a three month term, bore interest at an annual rate of 15% compounded monthly beginning on the date of issuance and was secured by all of our assets. All principal and accrued interest was due and payable on June 1, 2009, but was subsequently extended to June 1, 2010, as described below. We used the $237,500 net proceeds received from this Convertible Note to provide working capital.

The Convertible Note was convertible at the option of Whalehaven, in whole or in part, into shares of our common stock at an initial conversion price equal to the average of the three lowest closing bid prices within the prior twenty day trading period immediately preceding the date we received notice of conversion. The conversion price was adjustable for standard anti-dilution provisions such as stock splits, stock dividends and similar types of recapitalization events. In addition, the conversion was limited such that Whalehaven could only convert on a date that the amount of the principal and/or accrued interest in connection with that number of shares of common stock would be in excess of the sum of:

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

(a)
The number of shares of common stock beneficially owned by Whalehaven and its affiliates on a conversion date, repayment date, the date notice of redemption is given, or the date notice of mandatory conversion is given, as the case may be;

(b)	Any common stock issuable in connection with the unconverted portion of the Convertible Note; and

(c)
The number of shares of common stock issuable upon the conversion or repayment of the Convertible Note with respect to which the determination of this provision is being made, would result in beneficial ownership by Whalehaven and its affiliates of more than 4.99% of the outstanding shares of our common stock on such date.

We evaluated the conversion feature embedded in the Convertible Note to determine whether such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative. We determined that since the exercise price of the convertible debt contained a variable conversion feature, such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative.

We estimated the fair value of the conversion feature using the Black-Scholes option-pricing model using the following assumptions:

Expected dividends	0%
Expected volatility	133.72%
Expected term – embedded conversion option	0.24 years
Risk free interest rate	0.26%

We allocated a portion of the proceeds from the Convertible Note to the conversion feature based on the relative fair value of the principal amount and the conversion feature. The relative fair value of the conversion feature, which amounted to $69,429, was recorded as a discount to the Convertible Note and a corresponding increase to a derivative liability. This discount amount was being amortized to interest expense over the contracted term of the Convertible Note. During the three months ended March 31, 2009, we amortized $20,829 to interest expense.  The underlying note was repaid in full during 2009.

At March 31, 2009, we recalculated the fair value of the conversion feature and determined that the value had increased by $1,160. Accordingly, we recorded a loss and a corresponding increase in the value of the derivative liability in the amount of $1,160.  We valued the derivative liability at March 31, 2009 using the Black-Scholes option pricing model utilizing the following assumptions:

Expected dividends	0%
Expected volatility	151.16%
Expected term – embedded conversion option	0.17 years
Risk free interest rate	0.21%

In connection with the issuance of the Convertible Note, we paid debt-issuance costs of $27,590, including a $12,500 fee to Whalehaven and $15,090 in legal and other costs. These debt issue costs were capitalized as debt issuance costs and were amortized to interest expense over the contracted term of the Convertible Note. During the three months ended March 31, 2009, we amortized $3,750 to interest expense.

Note 9 – Commitments and Contingencies

We lease space for our corporate headquarters and for our aggregation facilities located around the world under operating lease agreements that expire at various dates through October 2014.  Aggregate rent expense for all operating leases was $63,237 and $36,637, for the three months ended March 31, 2010 and 2009, respectively.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

Economic Risks and Uncertainties

The recent global economic slowdown has caused a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, and extreme volatility in credit, equity and fixed income markets. These conditions not only limit our access to capital, but also make it difficult for our customers, our vendors and us to accurately forecast and plan future business activities. Furthermore, our operations are subject to fluctuating prices of precious metals. A decrease in the value of gold, silver or platinum could have an adverse effect on our business.

Foreign Operations

Our operations in various geographic regions expose us to risks inherent in doing business in each of the countries in which we transact business. Operations in countries other than the United States are subject to various risks particular to each country. With respect to any particular country, these risks may include, but are not limited to:

•	Currency fluctuations, devaluations, conversion and expropriation restrictions;
•	Confiscatory taxation or other adverse tax policies;
•	Political and economic instability;
•	Inflation;
•	Trade restrictions and economic embargoes imposed by the United States and other countries;
•	Expropriation and nationalization of our assets or of our customers in that country;
•	Governmental activities that limit or disrupt markets, payments, or limit the movement of funds;
•	Governmental activities that may result in the deprivation of contract rights;
•	Civil unrest, acts of terrorism, force majeure, war or other armed conflict; and
•	Natural disasters including those related to earthquakes, hurricanes, tsunamis and flooding.

Employment Agreements

We have entered into employment agreements with several of our current executives for initial terms of up to three years, which can or will be renewed for additional one-year terms thereafter, unless written notice is provided by the respective parties. The agreements provide, among other things, for the payment of aggregate annual base salaries of approximately $825,000, as well as such incentive compensation and discretionary bonuses as the Board of Directors may determine. In addition, the employment agreements provide for up to eighteen months of severance compensation for terminations under certain circumstances. Aggregate potential severance compensation amounted to approximately $1,237,500 at March 31, 2010.

 Former Chief Operating Officer – Todd Oretsky

On February 2, 2010, Mr. Oretsky resigned as our Chief Operating Officer and as a member of our Board of Directors on mutually agreeable terms with the Company to pursue other opportunities.

Legal Proceedings

From time to time, we are periodically a party to or otherwise involved in legal proceedings arising in the normal and ordinary course of business. As of the date of this report, we are not aware of any proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

Customer and Vendor Concentrations

Our revenues are predominantly generated from the sale of precious metals to a related party. During each of the three month periods ended March 31, 2010 and March 31, 2009 this related party customer accounted for approximately 100% of our revenue.  At March 31, 2010 and December 31, 2009, the amount due from this customer was approximately 89% and 93% of our accounts receivable, respectively.

During the three months ended March 31, 2010, three vendors accounted for approximately 15%, 12% and 10% of our total purchases, and for the three months ended March 31, 2009 a related party vendor accounted for approximately 31% of our total purchases.  At March 31, 2010, one vendor accounted for approximately 12% of our accounts payable, and at December 31, 2009, a related party vendor and one other vendor accounted for approximately 17% and 12% of our total accounts payable, respectively.

Note 10 – Stockholders’ Equity

Convertible Series A Preferred Stock

Our Convertible Series A Preferred Stock (“Series A PS”) has no voting rights, no liquidation preference, and are not entitled to receive dividends. Each share of the Series A PS is convertible into one share of our common stock at the election of the holder. We have determined that no beneficial conversion feature or derivative financial instruments exist in connection with the Series A PS as the conversion rate was fixed at an amount equal to the market price of our common stock.

On March 19, 2009, 2,200,000 shares of our Series A PS were converted into 2,200,000 shares of our common stock of which, 950,000 shares were converted by a family member of our Chief Financial Officer and 1,250,000 shares were converted by another shareholder.

On January 25, 2010, 3,000,000 shares of our Series A PS were converted into 3,000,000 shares of our common stock by a family member of our Chief Financial Officer.

Common Stock

Private Placements

During March 2009, we closed on a private placement transaction, whereby we issued 400,000 shares of our common stock and warrants granting the right to purchase up to 400,000 shares of our common stock to various investors. The warrants are exercisable for three years and have an exercise price of $0.40 per share. Gross proceeds from the sale amounted to $80,000, and were used for working capital purposes.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

On March 31, 2010, we closed on a private placement transaction (the “March 2010 PP”) whereby we issued 5,758,337 shares of our common stock at $0.20 per share.  Gross proceeds from the sale amounted to $1,151,667, of which $1,001,667 was received and was being held in escrow as of March 31, 2010 and the remaining $150,000 was received during the first week of April 2010.  At March 31, 2010, we have recorded $1,001,667 as subscriptions receivable on our unaudited condensed consolidated balance sheet representing the sale of 5,008,335 shares of our common stock.  $1,151,667 was released to us from escrow in April 2010.  The funds will be used for working capital.  There were no material offering costs associated with this transaction.

 Included in the March 2010 PP was an investment of $50,000 by Doug Feirstein, our Chief Executive Officer and an investment of $25,000 from Michael Moran, our Vice President of Corporate Development.

 In connection with this private placement transaction, we are required to file a registration statement with the SEC within 45 days of closing, or liquidated damages will be assessed.  Liquidated damages are payable at our option in cash or in shares of our common stock at fair market value and are calculated as 1% of the total amount invested for each 30 day period, beginning after the 45 day requirement, for which the shares remain unregistered, up to a maximum of six months.

Share Grants

On December 22, 2008, we granted an aggregate of 2,000,000 shares of common stock to two employees.  The grant had a fair value of $600,000 based upon the quoted closing trading price of the stock on the date of the grant. Of the 2,000,000 shares, 500,000 were fully vested and the remaining 1,500,000 shares vest over a period of 30 months.  During the three months ended March 31, 2010, we identified an error in the term used for the calculation of the periodic amortization and recorded a one-time adjustment to the expense pertaining to this grant of $65,161, resulting in a negative expense for the period of $20,161.  During the three months ended March 31, 2009, we recognized $60,000 as expense pertaining to this grant.

During March 2009, we granted 750,000 shares of common stock to two employees.  The grant had a fair value of $292,500 based upon the quoted closing trading price of the stock on the date of the grant and will vest over a period of 36 months.  During the three months ended March 31, 2010 and 2009, we recognized $24,375 and $8,125 of expense pertaining to this grant, respectively.

During October 2009, we issued 870,666 shares of restricted common stock, having a fair value of $190,197, based upon the quoted closing trading price of our common stock as of the issuance dates, to directors. The shares vest annually over a three-year period, subject to continued service as a director on each applicable vesting date.  During the three months ended March 31, 2010, we recognized $46,853 as expense pertaining to this grant, including $34,375 as a result of the accelerated vesting for Neil McDermott in connection with his resignation from the Board on March 9, 2010.

On January 4, 2010, we issued 120,000 shares of restricted common stock, having a fair value of $36,000, based upon the quoted closing trading price of our common stock as of the issuance dates, to a consultant for technology services. The shares vested at the time of issuance and, as a result, during the three months ended March 31, 2010, we recognized $36,000 of expense pertaining to this grant.

On October 20, 2008, we granted 300,000 shares of common stock to Neil McDermott for his future service as a director.  In connection with his resignation, 200,000 shares of common stock that had not yet vested, were immediately vested.  During the three months ended March 31, 2010, we recognized $110,030 as compensation expense pertaining to this grant, including $94,780 as a result of the accelerated vesting for Mr. McDermott.

Common Stock Purchase Warrant Grants

During November 2009, we granted 5,000,000 warrants to a consultant for services to be performed.  The warrants have an exercise price of $0.23, are exercisable for three years and vest ratably over a twelve month period.  The estimated fair value of these stock warrants on their date of grant was $798,119, which we estimated using the Black-Scholes option pricing model using the following assumptions:

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

Risk-free interest rate	0.37%
Expected dividend yield	0%
Expected volatility	189.44%
Expected life	3 years
Expected forfeitures	0%

We recorded stock based compensation expense of $199,530 during the three months ended March 31, 2010, related to this award.

The following summarizes our warrant activity for the period from December 31, 2009 through March 31, 2010:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Outstanding – December 31, 2009	21,800,003	$0.35	2.3
Granted	—
Exercised	—
Forfeited or Cancelled	(—)
Outstanding – March 31, 2010	21,800,003	$0.37	2.0
Exercisable – March 31, 2010	17,633,336	$0.41	1.9

At March 31, 2010, the total intrinsic value of all warrants outstanding and exercisable was $-0-.

Stock Option Grants

On October 20, 2008, we adopted the 2008 Equity Incentive Plan (the “Plan”) covering 8,000,000 stock rights including options, restricted stock and stock appreciation rights. Under the Plan, non-employee directors receive initial and annual grants of options and restricted stock for their service as a director and committee member. The initial grants will vest over a three-year period and the annual grants vest on June 30 of each year, subject to continued service on the applicable vesting dates.

On October 20, 2008, we granted 573,134 non-qualified stock options to contractors and non-employee directors for services to be rendered. The options are exercisable over a five-year term at $0.61 per share. Of the total options granted, 373,134 were issued to two non-employee directors under the terms of the Plan vesting annually in equal increments over a three-year period. The remaining 200,000 options were fully vested upon issuance. These options had an aggregate fair value of $275,964 using the Black-Scholes option-pricing model.  For each of the three-month periods ended March 31, 2010 and 2009 we recognized $14,972 of expense related to the 373,134 options. The 200,000 fully vested options, had a fair value of $96,300, and were expensed in full during 2008.

On December 31, 2008, we granted 250,000 non-qualified stock options to an employee for future services. The options are exercisable over a five-year term, vesting quarterly in equal increments over a three-year period. These options are exercisable at $0.36 per share. These options had a fair value of $75,225 using the Black-Scholes option-pricing model.  For each of the three-month periods ended March 31, 2010 and 2009 we recognized $6,269 of expense pertaining to these grants.

The total grant date fair value of the options listed above that were granted during 2008 was $481,939, based upon the use of a Black-Scholes option-pricing model using the following management assumptions:

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

Risk-free interest rate	1.55% - 2.82%
Expected dividend yield	0%
Expected volatility	108% - 122.7%
Expected term	5 years
Expected forfeitures	0%

During the second quarter of 2009, we granted options to purchase 250,000 shares of our common stock at a weighted average exercise price of $0.31 per share to an employee. The options have a five-year contractual term and vest in equal quarterly installments over a period of three years. The estimated fair value of these stock options on their date of grant was $71,100, which we estimated using the Black-Scholes option-pricing model using the following assumptions:

Risk-free interest rate	1.36%
Expected dividend yield	0%
Expected volatility	153.55%
Expected life	5 years
Expected forfeitures	0%

For the three months ended March 31, 2010, we recognized $5,925 of expense pertaining to this grant.

During the fourth quarter of 2009, we granted options to purchase 1,164,709 shares of our common stock at a weighted average exercise price of $0.23 per share to our directors. The options have a five-year contractual term and vest in equal quarterly installments over a period of three years. The estimated fair value of these stock options on their date of grant was $257,837, which we estimated using the Black-Scholes option-pricing model using the following assumptions:

Risk-free interest rate	2.31-2.51%
Expected dividend yield	0%
Expected volatility	162.60-180.87%
Expected life	5 years
Expected forfeitures	0%

For the three months ended March 31, 2010, we recognized $50,417 of expense pertaining to these grants, including $32,145 pertaining to the accelerated vesting of shares issued to one of our directors in connection with his resignation from the Board.

During December 2009, we granted options to purchase 10,977,991 shares of our common stock at a weighted average exercise price of $0.27 per share to our employees. The options have a five-year contractual term and vest in equal quarterly installments over a period of four years. The estimated fair value of these stock options on their date of grant was $2,974,821, which we estimated using the Black-Scholes option-pricing model using the following assumptions:

Risk-free interest rate	2.49%
Expected dividend yield	0%
Expected volatility	190.48%
Expected life	5 years
Expected forfeitures	0%

For the three months ended March 31, 2010, we recognized $333,417 of expense pertaining to these grants, including $147,492 pertaining to the accelerated vesting of shares issued to our former Chief Operating Officer in accordance with his separation agreement.

On March 10, 2010, Money4Gold increased the aggregate number of shares of common stock, which may be issued pursuant to the 2008 Equity Incentive Plan from 8,000,000 to 27,000,000.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

The following table summarizes our stock option activity for the period from December 31, 2009 through March 31, 2010:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Balance at December 31, 2009	13,215,834	$0.45	4.8
Granted	—	—
Forfeited or Cancelled	—	—
Balance at March 31, 2010	13,215,834	$0.45	4.6	$—
Exercisable at March 31, 2010	2,076,645	$0.33	4.4	$—

The following table summarizes our stock option activity for non-vested options for the period from December 31, 2009 through March 31, 2010:

	Number of Options	Weighted Average Grant Date Fair Value
Outstanding – December 31, 2009	12,595,364	$0.27
Granted	—	$—
Vested	(1,456,175)	$0.27
Cancelled or Forfeited	(—)	$—
Outstanding – March 31, 2010	11,139,189	$0.27

There were no options granted during the three months ended March 31, 2010. Total unamortized compensation expense related to stock options at March 31, 2010 amounted to $3,028,987 and is expected to be recognized over a weighted average period of 2.6 years.

Note 11 – Related Party Transactions

Refinery

During each of the three month periods ended March 31, 2010 and 2009, we recorded $46,907 in cost of revenue pertaining to prepaid refining services and $14,593 of amortization expense pertaining to a non-compete agreement, both of which pertain to our service agreement with Republic Metals Corporation.

Marketing Services

During the three months ended March 31, 2010 and March 31, 2009, we recorded $1,048,656 and $499,339, respectively, of marketing expense to an online marketing and lead generation services company in which our President is a 50% shareholder.

Note 12 – Geographic Information

We currently generate revenue exclusively from the sale of precious metals, including gold, silver and platinum, and from the sale of diamonds and other precious stones.  Our operations in each of our markets exhibit similar financial performance metrics and have similar economic characteristics.  As such, we have aggregated our operations around the world into a single operating segment.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2010

Below is a summary of our revenue and total assets by geographic region as of and for the periods indicated:

	United States	Canada	Europe	Consolidated
Revenue for the three months ended March 31, 2010	$8,046,582	$4,481,401	$4,744,150	$17,272,133
Total Assets at March 31, 2010	12,856,929	433,319	765,222	14,055,470

Revenue for the three months ended March 31, 2009	$1,012,389	183,249	—	$1,195,638
Total Assets at December 31, 2009	15,087,437	—	—	15,087,437

Note 13 – Subsequent Events

We evaluated subsequent events between the balance sheet date of March 31, 2010 and May 14, 2010, which represents the date the unaudited interim condensed consolidated financial statements were issued. There were no subsequent events to report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Money4Gold Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Money4Gold Holdings, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Money4Gold Holdings, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Berman & Company, P.A.

Boca Raton, Florida
March 31, 2010

Money4Gold Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$297,426	$778,436
Accounts receivable - related party	1,083,487	285,707
Inventory	855,763	32,209
Prepaid asset - related party - current portion	187,627	187,627
Prepaid expenses and other current assets	667,605	810
Total Current Assets	3,091,908	1,284,789

Fixed Assets - net	75,908	-

Other Assets:
Goodwill	11,142,273	-
Intangible assets - net	10,668	65,167
Intangible asset - related party - net	199,455	257,814
Prepaid asset - related party - net of current portion	453,432	641,059
Other assets	113,793	21,234
Total Other Assets	11,919,621	985,274

Total Assets	$15,087,437	$2,270,063

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,432,428	$243,315
Accounts payable - related party	45,984	568,198
Accrued expenses	241,038	27,233
Deferred revenue	1,576,462	-
Total Current Liabilities	3,295,912	838,746

Stockholders' Equity:
Convertible Series A preferred stock, ($0.0001 par value, 25,000,000 shares authorized, 3,400,000 and 14,100,000 issues and outstanding)	340	1,410
Common stock, ($0.0001 par value, 300,000,000 shares authorized, 183,208,004 and 78,776,432 shares issued and outstanding)	18,321	7,879
Additional paid in capital	19,080,568	4,631,636
Accumulated deficit	(7,272,073)	(3,209,608)
Accumulated other comprehensive loss	(35,631)	-
Total Stockholders' Equity	11,791,525	1,431,317

Total Liabilities and Stockholders' Equity	$15,087,437	$2,270,063

See accompanying notes to financial statements.

Money4Gold Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations

		For the Period from
		February 14, 2008
	For the Year Ended	(Inception) to
	December 31, 2009	December 31, 2008
Revenue - related party	$28,998,982	$1,561,444
Cost of revenue	10,558,198	862,582
Gross profit	18,440,784	698,862
Sales and marketing expenses	16,267,244	1,428,591
General and administrative expenses	4,980,303	2,443,634
Depreciation and amortization	70,163	38,884
Loss from operations	(2,876,926)	(3,212,247)

Other income (expense):
Interest income	1,419	2,639
Interest expense	(237,600)	-
Loss on foreign exchange	(11,318)	-
Registration rights penalty	(218,400)	-
Loss on settlement of debt	(550,175)	-
Impairment of intangible assets	(48,500)	-
Change in fair value of derivative liability - embedded conversion feature	(55,399)	-
Warrant expense arising from repricing of investor warrants	(58,230)	-
Total other income (expense) - net	(1,178,202)	2,639
Net Loss	$(4,055,129)	$(3,209,608)

Net loss per common share - basic and diluted	$(0.03)	$(0.06)

Weighted average number of common shares outstanding during the year/period - basic and diluted	136,640,303	50,978,524

Comprehensive loss, net of tax:
Net Loss	$(4,055,129)	$(3,209,608)
Foreign currency translation adjustment	(35,631)	-
Comprehensive loss	$(4,090,760)	$(3,209,608)

See accompanying notes to financial statements.

Money4Gold Holdings, Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholders' Equity
 For the Year Ended December 31, 2009 and For the Period from February 14, 2008 (Inception) to December 31, 2008

							Accumulated	Total
	Preferred Stock, $0.0001 Par Value		Common Stock, $0.0001 Par Value		Additional	Accumulated	Other Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Paid in Capital	Deficit	Loss	Equity

Issuance of member units to founders for cash - HD Capital, LLC	-	$-	-	$-	$50,000	$-	$-	$50,000
Issuance of shares to founders for services - Money4Gold, Inc.	-	-	967,965	97	2,940	-	-	3,037
Issuance of shares in share exchange between HD Capital, LLC and Money4Gold, Inc.	-	-	11,828,413	1,183	(1,183)	-	-	-
Issuance of shares in share exchange between M4GWY and Money4Gold, Inc.	-	-	1	-	-	-	-	-
Conversion of common stock series B to series A - Money4Gold, Inc.	-	-	637,429	64	(64)	-	-	-
Issuance of shares for non-compete intangible and future services	-	-	3,187,143	319	1,229,681	-	-	1,230,000
Issuance of shares in reverse acquisition treated as a recapitalization	14,100,000	1,410	52,350,002	5,235	(9,375)	-	-	(2,730)
Issuance of common stock and warrants in private placement	-	-	8,000,000	800	2,399,200	-	-	2,400,000
Cash paid as direct offering costs	-	-	-	-	(113,688)	-	-	(113,688)
Contributed capital by former stockholder used to repay a liability	-	-	-	-	2,730	-	-	2,730
Stock based compensation expense	-	-	1,805,479	181	1,071,395	-	-	1,071,576
Net loss for the period ended December 31, 2008	-	-	-	-	-	(3,209,608)	-	(3,209,608)
Balance, December 31, 2008	14,100,000	1,410	78,776,432	7,879	4,631,636	(3,209,608)	-	1,431,317

Issuance of common stock and warrants in private placement	-	-	4,425,003	442	814,558	-	-	815,000
Cash paid as direct offering costs	-	-	-	-	(42,804)	-	-	(42,804)
Shares issued in connection with MGE acquisition	-	-	74,876,432	7,488	10,492,512	-	-	10,500,000
Conversion of preferred stock to common	(10,700,000)	(1,070)	10,700,000	1,070	-	-	-	-
Shares issued in connection with repricing	-	-	3,258,337	326	(326)	-	-	-
Warrant expense arising from repricing of investor warrants	-	-	-	-	58,230	-	-	58,230
Accrued dividends on series B convertible redeemable preferred stock	-	-	-	-	-	(7,336)	-	(7,336)
Shares issued to settle accounts payable	-	-	639,256	64	128,874	-	-	128,938
Reclassification of derivative liability from repayment of convertible note payable	-	-	-	-	124,827	-	-	124,827
Conversion of series B convertible redeemable preferred stock and accrued dividends	-	-	1,695,754	170	257,166	-	-	257,336
Conversion of media line of credit for shares of common stock	-	-	5,834,306	583	1,049,593	-	-	1,050,176
PPM shares issued for related party accounts payable	-	-	333,333	33	49,967	-	-	50,000
Expense arising from issuance of 2008 private placement penalty shares	-	-	720,000	72	218,328	-	-	218,400
Stock based compensation expense	-	-	1,949,151	194	1,298,007	-	-	1,298,201
Foreign currency translation expense	-	-	-	-	-	-	(35,631)	(35,631)
Net loss for the year ended December 31, 2009	-	-	-	-	-	(4,055,129)	-	(4,055,129)
Balance, December 31, 2009	3,400,000	$340	183,208,004	$18,321	$19,080,568	$(7,272,073)	$(35,631)	$11,791,525

See accompanying notes to financial statements.

Money4Gold Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

		For the Period from
		February 14, 2008
	For the Year Ended	(Inception) to
	December 31, 2009	December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,055,129)	$(3,209,608)
Adjustments to reconcile net loss to net cash used in operating activities:
Registration rights penalty	218,400	-
Loss on settlement of debt	550,175	-
Impairment of intangible assets	48,500	-
Change in fair value of derivative liability - embedded conversion feature	55,399	-
Warrant expense arising from repricing of investor warrants	58,230	-
Gain on settlement of accounts payable	(21,561)	-
Stock based compensation expense	1,298,201	1,074,613
Amortization of debt discount	69,429	-
Amortization debt issuance costs	27,591	-
Amortization of prepaid asset - related party	187,627	109,449
Depreciation and amortization	70,163	38,884
Changes in operating assets and liabilities:
(Increase) in:
Accounts receivable - related party	(803,514)	(285,707)
Inventory	(825,902)	(32,209)
Prepaid expenses and other current assets	(677,503)	(810)
Other assets	(93,697)	(21,234)
Increase (decrease) in:
Accounts payable	697,525	243,315
Accounts payable - related party	(275,563)	568,198
Accrued expenses	(31,560)	27,233
Deferred revenue	1,580,634	-
Net Cash Used In Operating Activities	(1,922,555)	(1,487,876)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid to acquire intangible assets	(4,207)	(70,000)
Cash paid to purchase fixed assets	(78,787)	-
Net Cash Used in Investing Activities	(82,994)	(70,000)

See accompanying notes to financial statements.

Money4Gold Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(Continued)

		For the Period from
		February 14, 2008
	For the Year Ended	(Inception) to
	December 31, 2009	December 31, 2008
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	296,044	-
Repayment of line of credit	(290,203)	-
Proceeds from media line of credit	500,000	-
Proceeds from convertible note payable	250,000	-
Repayment of other notes payable	(194,785)	-
Cash paid as debt issue costs	(27,591)	-
Proceeds from stock issued to founders	-	50,000
Proceeds from sale of Series B Preferred Stock	250,000	-
Proceeds from issuance of common stock and warrants in private placement	815,000	2,400,000
Cash paid for direct offering costs	(42,804)	(113,688)
Net Cash Provided By Financing Activities	1,555,661	2,336,312

Net (Decrease) Increase in Cash and Cash Equivalents	(449,888)	778,436
Effect of Exchange Rates on Cash and Cash Equivalents	(31,122)	-
Cash and Cash Equivalents - Beginning of Period	778,436	-

Cash and Cash Equivalents - End of Period	$297,426	$778,436

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Interest	$140,580	$-
Taxes	$-	$-

ACTIVITIES:
Stock issued for prepaid refinery services and non compete intangible asset - related party	$-	$1,230,000
Derivative liability arising from convertible note payable debt discount	$69,429	$-
Conversion of preferred stock into common stock	$1,070	$-
Satisfaction of accounts payable with common stock	$128,938	$-
Accrual of dividends on series B preferred stock	$7,336	$-
Common shares issued in connection with repricing	$326	$-
Related party accounts payable converted into private placement shares	$50,000	$-
Conversion of media line of credit to common stock	$500,000	$-
Conversion of series B preferred stock and accrued dividends to common stock	$257,336	$-
Reclassification of derivative liability from payment of convertible note payable	$124,827	$-

See accompanying notes to financial statements.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Note 1 – Organization and Business

Money4Gold Holdings, Inc. is based in Florida and, through our wholly-owned subsidiaries (collectively, “Money4Gold,” “Company,” “we,” “us,” and/or “our”), operates in the United States, Canada, the United Kingdom and Germany. Through direct response advertising and marketing campaigns, we purchase for resale precious metals including gold, silver and platinum as well as diamonds and other precious stones from the public.

We were incorporated in Delaware on November 18, 2003 as Effective Profitable Software, Inc. (“EPS, Inc.”) and, in connection with a reverse merger on July 23, 2008, changed our name to Money4Gold Holdings, Inc. Prior to July 23, 2008, we were in the development stage and did not have material assets or activities however, on February 14, 2008, a predecessor company of Money4Gold Holdings, Inc., HD Capital Holdings, LLC (“HD”), began incurring start up expenses. As a result, we refer to February 14, 2008 as our date of inception and July 23, 2008 and the date operations commenced.

Note 2 – Liquidity and Management’s Plans

We incurred a $4,055,129 net loss (including $2,562,154 of non-cash charges) and used $1,922,555 of cash in operations for the year ended December 31, 2009. As of December 31, 2009, we have a $7,272,073 accumulated deficit and working capital deficit of $204,004.

We do not yet have a sustained history of financial stability. Historically our principal source of liquidity has been the issuances of debt and equity securities, including preferred stock, common stock and various debt financing transactions. We believe that the higher level of revenue attained during the third and fourth quarters of 2009 is a result of the successful implementation of the first stages of our business plan and that continued implementation will generate steadily improving results and cash flows in the future. In addition, we are currently attempting to raise additional funds through the issuance of debt and/or equity securities.

Management believes that our cash balance on March 25, 2010 of approximately $1.0 million, current level of working capital, anticipated cash that will be received from revenue generated from advertisements that have already aired, and additional funds through the issuance of debt and/or equity securities will be sufficient to sustain operations through at least December 31, 2010. However, there can be no assurance that the plans and actions proposed by management will be successful, that we will continue to generate revenue from advertisements that have already aired, or that unforeseen circumstances will not require us to seek additional funding sources in the future or effectuate plans to conserve liquidity. In addition, there can be no assurance that our efforts to raise additional funds through the issuance of debt and/or equity securities will be successful or that in the event additional sources of funds are needed to continue operations, that they will be available on acceptable terms, if at all.

Note 3 – Significant Accounting Policies

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of Money4Gold and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount allocated to goodwill and other intangible assets, the estimated useful lives for amortizable intangible assets and property, plant and equipment, accrued expenses, deferred revenue, the fair value of warrants granted in connection with various financing transactions, share-based payment arrangements, and the fair value of derivative liabilities.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the Consolidated Financial Statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Reclassification

We have reclassified certain prior year amounts to conform to the current year’s presentation. These reclassifications have no effect on the financial position at December 31, 2008 or on the results of operations for the year ended December 31, 2008.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of 90 days or less when purchased are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

We minimize credit risk associated with cash and cash equivalents by periodically evaluating the credit quality of our primary financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit. We had no uninsured balances at December 31, 2009 or 2008.

Accounts Receivable

Accounts receivable represent obligations from a related party customer, the Refinery (Note 12). As discussed below under Revenue Recognition, we are able to estimate the total value of each batch of precious metals received. The Refinery advances to us, up to 80% of the value of the precious metals we have received, but not yet delivered. After completion of the melt and validation process, the final amount due to us, net of the advance, is determined and is recorded as an account receivable.

We periodically evaluate the collectability of our accounts receivable and consider the need to record an allowance for doubtful accounts based upon historical collection experience and specific information. Actual amounts could vary from the recorded estimates. We did not deem it necessary to record an allowance for doubtful accounts at December 31, 2009 or 2008.

Inventory

Inventory consists predominantly of gold and other precious metals and is carried at the lower of cost or net realizable value. Cost is based solely on the amount paid by us to third parties in the general public, which is generally lower than the current market value. As such, we do not deem it necessary to record a reserve for obsolete inventory.

Fixed Assets

Fixed assets are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, which ranges from three to seven years.

Long-Lived Assets

We carry long-lived assets at the lower of their carrying amount or their fair value. We periodically review the carrying values of our long-lived assets when events or changes in circumstances indicate that it is more likely than not that their carrying values may exceed their fair values, and record an impairment charge when considered necessary.

When circumstances indicate that an impairment of value may have occurred, we test such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

Goodwill

Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term growth rate of our business, the useful life over which cash flows will occur, and determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment charge for each reporting unit.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

During the year ended December 31, 2009, we did not identify any indication of goodwill impairment.

Debt Issue Costs

Direct costs incurred in connection with issuing debt securities or obtaining debt or other credit arrangements are recorded as deferred financing costs and are amortized as interest expense over the term of the related debt.

Convertible Instruments

We review all of our convertible instruments for the existence of an embedded conversion feature which may require bifurcation, if certain criteria are met. These criteria include circumstances in which:

a)	The economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract,

b)
The hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and

c)
A separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to certain requirements (except for when the host instrument is deemed to be conventional).

A bifurcated derivative financial instrument may be required to be recorded at fair value and adjusted to market at each reporting period end date. In addition, we may be required to classify certain stock equivalents issued in connection with the underlying debt instrument as derivative liabilities.

For convertible instruments that we have determined should not be bifurcated from their host instruments, we record discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. Also when necessary, we record deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the financing transaction and the effective conversion price embedded in the preferred shares.

In addition, we review all of our convertible instruments for the existence of a beneficial conversion feature. Upon the determination that a beneficial conversion feature exists, the relative fair value of the beneficial conversion feature would be recorded as a discount from the face amount of the respective debt instrument and the discount would be amortized to interest expense over the life of the debt.

Finally, if necessary, we will determine the existence of liquidated damage provisions. Liquidated damage provisions are not marked to market, but evaluated based upon the probability that a related liability should be recorded.

Common Stock Purchase Warrants and Derivative Financial Instruments

We review any common stock purchase warrants and other freestanding derivative financial instruments at each balance sheet date and classify them on our balance sheet as:

a)
Equity if they (i) require physical settlement or net-share settlement, or (ii) gives us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement), or as

b)
Assets or liabilities if they (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

We assess classification of our common stock purchase warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

We have no freestanding derivatives as of December 31, 2009 or 2008.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Revenue Recognition

We generate revenue from the sale of precious metals, including gold, silver and platinum, and from the sale of diamonds and other precious stones. Revenue is recognized when all of the following conditions exist: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured.

Precious Metals

We grade the quality of the precious metals purchased from the public and estimate the total quantity of pure gold, silver and platinum received. We then lock in the current spot rate of each metal sufficient to cover the total quantity received in the current batch with the Refinery. After a holding period of at least 10 days to allow for returns, the precious metals are delivered to the Refinery to be melted. Upon melting the precious metals, the Refinery validates the quality of pure gold, silver, and platinum and remits payment to us based on the quantity of each precious metal at the agreed upon spot rates, as described above. Revenue is recognized upon melting of the precious metals and the validation of the quality and quantity of each precious metal by the Refinery.

No returns are accepted from the Refinery and upon delivery of the precious metals to the refiner, we have no further obligations.

Diamonds and Other Precious Stones

Diamonds and other precious stones are generally purchased from the public in connection with the purchase of precious metals. We value diamonds and other precious stones based on a variety of factors including size and quality and then resell them. To date, all diamonds and other precious stones have been sold to an affiliate of an officer of one of our wholly-owned subsidiaries. Revenue is recognized upon the acceptance of the diamonds and other precious stones by the purchaser.

Deferred Revenue

Upon our estimate of the total quantity of pure gold, silver, and platinum received and the locking in of the current spot rate for each precious metal, we are able to estimate the total value of the batch received. The Refinery advances to us, up to 80% of the value of the precious metals we have received, but not yet delivered. This amount is recorded as deferred revenue until the specific batch is melted and processed as described above, at which time, it is recorded as revenue.

Cost of Revenue

Our cost of revenue includes our cost of acquiring precious metals and stones as well as any other direct costs and expenses required to ship, secure, grade, log and process the metals and stones internally. In addition, fees and other costs incurred in connection with processing at the Refinery are charged to cost of revenue.

Advertising

Advertising costs are expensed as they are incurred and are included in sales and marketing expenses. Advertising expense amounted to $12,834,432 and $1,428,591 for the year ended December 31, 2009 and the period from February 14, 2008 (inception) to December 31, 2008, respectively.

Foreign Currency Transactions

The Consolidated Financial Statements are presented in United States Dollars. The financial position and results of operations of our foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of our foreign subsidiaries have been translated from their local currency (British pounds, Canadian dollars and Euros) into the reporting currency, U.S. dollars, using period end exchange rates. Equity transactions have been translated using the historical exchange rate that was in effect when the transaction occurred. The resulting translation adjustments are recorded as a separate component of accumulated other comprehensive loss. Revenues and expenses have been translated using weighted average exchange rates for the respective periods. Transaction gains and losses resulting from foreign currency transactions are recorded as foreign exchange gains or losses and are included in general and administrative expense in the consolidated statement of operations. We have not entered into any financial instruments to offset the impact of foreign currency fluctuations.

Share-Based Payment Arrangements

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded in cost of goods sold or general and administrative expense in the consolidated statement of operations, depending on the nature of the services provided.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Income Taxes

We account for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that we recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. We would recognize interest and penalties related to unrecognized tax benefits in income tax expense. At December 31, 2009, we did not record any liabilities for uncertain tax positions.

Net Loss per Share

Basic earnings per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

The computation of basic and diluted loss per share for the year ended December 31, 2009 and the period from February 14, 2008 (inception) to December 31, 2008, respectively excludes the following potentially dilutive securities because their inclusion would be anti-dilutive:

	For the Year Ended December 31, 2009	For the Period from February 14, 2008 (inception) to December 31, 2008

Convertible Preferred Stock	3,400,000	1,410,000
Common Stock Purchase Warrants	17,816,670	8,000,000
Stock Options – Vested	442,270	—
	21,658,940	9,410,000

Comprehensive Loss

Other comprehensive loss includes all changes in stockholders’ equity during a period from non-owner sources and is reported in the consolidated statement of stockholders’ equity. To date, other comprehensive loss consists of changes in accumulated foreign currency translation adjustments.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (“FASB”) issued guidance now codified as FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” which amends previous guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements in the current economic environment. This pronouncement was effective for periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on our business, financial condition or results of operations; however, these provisions of FASB ASC Topic 820 resulted in additional disclosures with respect to the fair value of our financial instruments.

In May 2009, the FASB issued guidance now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement was effective for interim or fiscal periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on our business, results of operations or financial position; however, the provisions of FASB ASC Topic 855 resulted in additional disclosures with respect to subsequent events.

In June 2009, the Financial Accounting Standards Board (FASB) issued guidance now codified as FASB Accounting Standards Codification (ASC) Topic 105, “Generally Accepted Accounting Principles,” as the single source of authoritative non-governmental U.S. GAAP. FASB ASC Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the FASB Codification will be considered non-authoritative. These provisions of FASB ASC Topic 105 were effective for interim and annual periods ending after September 15, 2009 and, accordingly, were effective for the current fiscal reporting period. The adoption of this pronouncement did not have an impact on our business, financial condition or results of operations, but will impact our financial reporting process by eliminating all references to pre-codification standards. On the effective date of FASB ASC Topic 105, the Codification superseded all then-existing non-SEC accounting and reporting standards, and all other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

In January 2010, the FASB issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the interim and annual reporting period beginning January 1, 2011. We will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on our Consolidated Financial Statements.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Note 4 – Fair Value

The fair value of our financial assets and liabilities reflects our estimate of amounts that we would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of our assets and liabilities, we seek to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Our investment strategy is focused on capital preservation. We intend to invest in instruments that meet credit quality standards.  The current expectation is to maintain cash and cash equivalents, once these resources are available.

The following are the major categories of assets measured at fair value on a nonrecurring basis during the year ended December 31, 2009, using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Quoted Prices in Inactive Markets for Identical Assets	Level 3: Significant Unobservable Inputs	Total at December 31, 2009	Total Impairment For the Year Ended December 31, 2009
Goodwill	$-0-	$11,142,273	$-0-	$11,142,273	$-0-
Total	$-0-	$11,142,273	$-0-	$11,142,273	$-0-

We have determined the estimated fair value amounts presented in these Consolidated Financial Statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the Consolidated Financial Statements are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. We have based these fair value estimates on pertinent information available as of the respective balance sheet dates and have determined that, as of such dates, the carrying value of all financial instruments approximates fair value.

Note 5 – Acquisitions

On May 7, 2009, we acquired 100% of MGE Enterprises Corporation, a Wyoming corporation (“MGE”). MGE operated in the United States under the names mygoldenvelope.com and sobredeoro.com using a business model similar to ours. In addition, their management has provided us with extensive experience in creating and growing businesses that provide shareholder value in a broad array of industries, including direct response, Internet marketing and national retail distribution and sales. MGE’s ability to reach a broader number of consumers through their experience in multi-language television advertising, direct response, and retail distribution and sales greatly accelerated our growth and increased our depth of management experience.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The aggregate purchase price was comprised of 74,876,432 shares of our common stock, which was valued by management on a preliminary basis at the date of the acquisition. After more detailed analyses were completed including, but not limited to, evaluation of the restrictions placed on the common stock issued and separating the valuation of the shares issued to affiliates and the shares issued to non-affiliates, we finalized our valuation at $10,500,000 and allocated the purchase price as follows:

Consideration transferred at fair value:
Common stock	$10,500,000

Net liabilities assumed:
Current liabilities	(642,273)
Goodwill – at fair value	$11,142,273

Direct costs of acquisition totaling $63,053 were recorded in general and administrative expense during the year ended December 31, 2009. None of the amount allocated to goodwill is deductible for tax purposes.

In connection with the acquisition, two of our principal shareholders (prior to the closing) and two principal shareholders of MGE, (collectively, the “Shareholders”) agreed to vote all of their shares of common stock either in favor of or against any action in question, as determined by a position of the majority of the Shareholders. In addition, the two principal shareholders of MGE appointed two designees to the Board of Directors.

We used the acquisition method of accounting in connection with the acquisition of MGE and accordingly, our Consolidated Financial Statements include the results of operations of MGE from May 7, 2009, the date of acquisition, onward. Since the date of acquisition, we have fully combined and integrated MGE with our own operations. As such, we are unable to present separately the revenue or earnings from MGE.

The following unaudited condensed consolidated pro forma information gives effect to the acquisition of MGE as if the transaction had occurred on January 1, 2008. The following pro-forma information is presented for illustration purposes only and is not necessarily indicative of the results that would have been attained had the acquisition been completed on January 1, 2008, nor are they indicative of results that may occur in any future periods:

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Revenues	$31,730,595	$2,722,369
Net Loss	$(4,764,953)	$(3,647,704)

Net Loss per Common Share - Basic and Diluted	$(0.03)	$(0.03)
Weighted Average Common Shares Outstanding - Basic and Diluted	162,488,057	125,854,956

Note 6 – Fixed Assets

Fixed assets consist of the following at December 31, 2009:

	Balance at December 31, 2009	Estimated Useful Life
Leasehold Improvements	$39,694	*
Security Equipment	26,005	7years
Computers	6,024	3years
Furniture and Fixtures	2,397	7years
Office Equipment	3,386	3years
	77,506
Less: Accumulated Depreciation	(1,598)
Fixed Assets, Net	$75,908

* The shorter of three years or the life of the lease.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

At December 31, 2008, we did not have any fixed assets.

Note 7 – Intangible Assets

Our intangible assets are comprised of a non-compete agreement with the Refinery (Note 12) and other intangibles including certain prepaid production costs, website and software development costs. Intangible asset values and the related accumulated amortization are as follows:

	Non-Compete	Other	Total
Gross value at December 31, 2008	$291,865	$70,000	$361,865
Accumulated amortization at December 31, 2008	(34,051)	(4,833)	(38,884)
Net value at December 31, 2008	$257,814	$65,167	$322,981

Gross value at December 31, 2009	$291,865	$74,207	$366,072
Accumulated amortization at December 31, 2009	(92,410)	(15,039)	(107,449)
Less: Impairment charge	—	(48,500)	(48,500)
Net value at December 31, 2009	$199,455	$10,668	$210,123

Our intangible assets all have a definite life and are amortized on a straight-line basis over their estimated useful lives of between three and five years. Amortization expense amounted to $68,565 and $38,884 for the year ended December 31, 2009 and the period from February 14, 2008 (inception) to December 31, 2008, respectively.

During the year ended December 31, 2009, we identified certain intangible assets that were no longer providing an economic benefit.  As a result, we recorded an impairment charge of $48,500.  We did not record any impairment charges during the period from February 14, 2008 (inception) to December 31, 2008.

The following table outlines the estimated future amortization expense related to intangible assets as of December 31, 2009:
Future Amortization Expense
2010	$64,359
2011	62,588
2012	58,854
2013	24,322
Total	$210,123

Note 8 –Debt and Other Financing

Convertible Note Payable

On March 4, 2009, we issued a $250,000 Convertible Note Payable (the “Convertible Note”) to Whalehaven Capital Fund Limited (“Whalehaven”). The Convertible Note had a three-month term, bore interest at an annual rate of 15% compounded monthly beginning on the date of issuance and was secured by all of our assets. All principal and accrued interest was due and payable on June 1, 2009, but was subsequently extended to June 1, 2010, as described below. We used the $237,500 net proceeds received from this Convertible Note to provide working capital.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The Convertible Note was convertible at the option of Whalehaven, in whole or in part, into shares of our common stock at an initial conversion price equal to the average of the three lowest closing bid prices within the prior twenty day trading period immediately preceding the date we received notice of conversion. The conversion price was adjustable for standard anti-dilution provisions such as stock splits, stock dividends and similar types of recapitalization events. In addition, the conversion was limited such that Whalehaven could only convert on a date that the amount of the principal and/or accrued interest in connection with that number of shares of common stock would be in excess of the sum of:

(a)
The number of shares of common stock beneficially owned by Whalehaven and its affiliates on a conversion date, repayment date, the date notice of redemption is given, or the date notice of mandatory conversion is given, as the case may be;

(b)	Any common stock issuable in connection with the unconverted portion of the Convertible Note; and

(c)
The number of shares of common stock issuable upon the conversion or repayment of the Convertible Note with respect to which the determination of this provision is being made, would result in beneficial ownership by Whalehaven and its affiliates of more than 4.99% of the outstanding shares of our common stock on such date.

We evaluated the conversion feature embedded in the Convertible Note to determine whether such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative. We determined that since the exercise price of the convertible debt contained a variable conversion feature, such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative.

We estimated the fair value of the conversion feature using the Black-Scholes option-pricing model using the following assumptions:

Expected dividends	0%
Expected volatility	133.72%
Expected term – embedded conversion option	0.24 years
Risk free interest rate	0.26%

We allocated a portion of the proceeds from the Convertible Note to the conversion feature based on the relative fair value of the principal amount and the conversion feature. The relative fair value of the conversion feature, which amounted to $69,429, was recorded as a discount to the Convertible Note and a corresponding increase to a derivative liability. This discount amount was being amortized to interest expense over the contracted term of the Convertible Note. During the year ended December 31, 2009, we amortized the full discount of $69,429 to interest expense, as the underlying note was repaid during the year.

At March 31, 2009, we recalculated the fair value of the conversion feature and determined that the value had increased by $1,160. Accordingly, we recorded a loss and a corresponding increase in the value of the derivative liability in the amount of $1,160.  We valued the derivative liability at March 31, 2009 using the Black-Scholes option-pricing model utilizing the following assumptions:

Expected dividends	0%
Expected volatility	151.16%
Expected term – embedded conversion option	0.17 years
Risk free interest rate	0.21%

In connection with the issuance of the Convertible Note, we paid debt-issuance costs of $27,590, including a $12,500 fee to Whalehaven and $15,090 in legal and other costs. These debt issue costs were capitalized as debt issuance costs and were amortized to interest expense over the contracted term of the Convertible Note. During the year ended December 31, 2009, we amortized the full debt issue costs of $27,590 to interest expense, as the underlying note was repaid during the year.

Convertible Note – Extension of Maturity Date

On April 10, 2009, the maturity date of the Convertible Note was extended until June 1, 2010. In connection with this extension, we agreed to the following terms:

(a)
We issued 1,000,000 warrants to Whalehaven to purchase our common stock, exercisable at $0.01 per share, with cashless exercise provisions. These warrants had a five-year life and vested only if the Convertible Note had not been repaid by September 4, 2009;

(b)	The principal value of the Convertible Note would be increased to $275,000 if it was not repaid by September 4, 2009;

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(c)	We agreed to repay the Convertible Note in full upon raising $500,000 through the sale of equity securities.

We valued the warrants issued to Whalehaven under the terms of the extension using the Black-Scholes option-pricing model utilizing the following assumptions:

Expected dividends	0%
Expected volatility	154.10%
Expected term – embedded conversion option	5 years
Risk free interest rate	1.9%
Expected forfeitures	100%

We determined that the probability of repayment of the obligations under the Convertible Note by the maturity date was highly probable and, therefore we did not expect these warrants to vest or become exercisable. As a result, we calculated the fair value of the 1,000,000 warrants to be $-0-. Additionally, we did not include the 1,000,000 warrants as common stock equivalents for purposes of computing earnings per share, as they were contingently issuable.

In connection with the extension, on April 10, 2009 we recalculated the fair value of the conversion feature and determined that the value had increased by $95,692. Accordingly, we recorded an expense and a corresponding increase in the value of the derivative liability in the amount of $95,692. We valued the derivative liability at April 10, 2009 using the Black-Scholes option pricing model utilizing the following assumptions:

Expected dividends	0%
Expected volatility	153.55%
Expected term – embedded conversion option	1.14 years
Risk free interest rate	0.60%

At June 30, 2009, we recalculated the fair value of the conversion feature and determined that the value had decreased by $9,667. Accordingly, we recorded a gain and a corresponding decrease in the value of the derivative liability in the amount of $9,667. We valued the derivative liability at June 30, 2009 using the Black-Scholes option pricing model utilizing the following assumptions:

Expected dividends	0%
Expected volatility	162.57
Expected term – embedded conversion option	0.92 years
Risk free interest rate	0.60%

At September 1, 2009, we recalculated the fair value of the conversion feature and determined that the value had decreased by $31,787. Accordingly, we recorded a gain and a corresponding decrease in the value of the derivative liability to the amount of $31,787. We valued the derivative liability at September 1, 2009 using the Black-Scholes option-pricing model utilizing the following assumptions:

Expected dividends	0%
Expected volatility	171.28%
Expected term – embedded conversion option	0.75 years
Risk free interest rate	0.43%

Convertible Note – Purchase and Payoff

On September 1, 2009, the Convertible Note was purchased from Whalehaven by Barry Honig and GRQ Consultants, Inc. 401K (collectively, “GRQ”) for a total purchase price of $269,072, including $19,072 of accrued interest. In connection with this purchase, 1,000,000 contingently issuable common stock purchase warrants were cancelled. On October 5, 2009, we paid $269,072 to GRQ, which represented the entire principal balance and all accrued interest under the Convertible Note. In connection with the purchase of the note, we reclassified the value of the derivative liability, which amounted to $124,827, to additional paid in capital. For the year ended December 31, 2009, we recorded interest expense of $19,072 pertaining to the Convertible Note.

Media Line of Credit

We obtained a line of credit of up to $300,000 from GRQ in May 2009 to be used to finance our media and advertising campaigns, as most of our vendors require payment in advance. In July 2009, the total amount available under the line of credit was increased to $500,000. This facility was due on demand, accrued interest based on a percentage of revenue generated from the media purchased with this money capped at 1.5% of the principal amount outstanding per week and was secured by our accounts receivable and inventory. On September 30, 2009, we converted the $500,000 outstanding principal balance into 5,834,306 shares of our common stock resulting in a loss from conversion of $550,175 based upon the fair value of the stock on the date of conversion of $1,050,175. For the year ended December 31, 2009, we recorded interest expense of $109,500 pertaining to this line of credit.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Notes Payable - Other

In connection with the acquisition of MGE, we assumed certain notes payable totaling $194,785 at the time of the acquisition. The notes bore interest at 12% per annum and were due on December 31, 2009. On October 19, 2009, we paid $153,322, which represented the entire remaining principal balance and all accrued interest pertaining to these notes on that date. For the year ended December 31, 2009, we recorded interest expense of $9,065 pertaining to these notes.

Note 9 – Commitments and Contingencies

We lease space for our corporate headquarters and for our aggregation facilities located around the world under operating lease agreements that expire at various dates through October 2014.  Aggregate rent expense for all operating leases was $167,373 and $56,236, for the year ended December 31, 2009 and the period from February 14, 2008 (Inception) to December 31, 2008, respectively. Future minimum commitments on the above agreements are as follows:

For the Year Ending December 31,	Total
2010	$241,963
2011	274,030
2012	200,019
2013	81,312
2014	68,641
Total	$865,965

Economic Risks and Uncertainties

The recent global economic slowdown has caused a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, and extreme volatility in credit, equity and fixed income markets. These conditions not only limit our access to capital, but also make it difficult for our customers, our vendors and us to accurately forecast and plan future business activities. Furthermore, our operations are subject to fluctuating prices of precious metals. A decrease in the value of gold, silver or platinum could have an adverse effect on our business.

Foreign Operations

Our operations in various geographic regions expose us to risks inherent in doing business in each of the countries in which we transact business. Operations in countries other than the United States are subject to various risks particular to each country. With respect to any particular country, these risks may include, but are not limited to:

•	Currency fluctuations, devaluations, conversion and expropriation restrictions;

•	Confiscatory taxation or other adverse tax policies;

•	Political and economic instability;

•	Inflation;

•	Trade restrictions and economic embargoes imposed by the United States and other countries;

•	Expropriation and nationalization of our assets or of our customers in that country;

•	Governmental activities that limit or disrupt markets, payments, or limit the movement of funds;

•	Governmental activities that may result in the deprivation of contract rights;

•	Civil unrest, acts of terrorism, force majeure, war or other armed conflict; and

•	Natural disasters including those related to earthquakes, hurricanes, tsunamis and flooding.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Employment Agreements

We have entered into employment agreements with several of our executives for initial terms of up to three years, which can or will be renewed for additional one-year terms thereafter, unless written notice is provided by the respective parties. The agreements provide, among other things, for the payment of aggregate annual base salaries of approximately $1,100,000, as well as such incentive compensation and discretionary bonuses as the Board of Directors may determine. In addition, the employment agreements provide for up to eighteen months of severance compensation for terminations under certain circumstances. Aggregate potential severance compensation amounted to approximately $1,650,000 at December 31, 2009.

Chief Executive Officer – Douglas Feirstein

On May 5, 2009, we signed an executive employment agreement with Douglas Feirstein, pursuant to which Mr. Feirstein serves as our Chief Executive Officer. The employment agreement is for a three-year term, unless terminated sooner, and will automatically renew for successive one-year terms, unless notice of non-renewal is provided by either party at least 60 days prior to the end of the current term. Under the terms of the employment agreement, Mr. Feirstein received an initial annual base salary of $200,000, which increased to $225,000 on November 7, 2009. In addition, Mr. Feirstein shall be entitled to such bonus compensation (in cash, capital stock or other property) as a majority of our Board of Directors may determine from time to time in their sole discretion. On November 23, 2009, we entered into an amendment to the executive employment agreement with Mr. Feirstein, pursuant to which Mr. Feirstein’s base salary was increased to $275,000 effective December 1, 2009 and will increase to $300,000 effective June 1, 2010.

In the event the employment agreement is terminated by us without Cause (as defined in the employment agreement), or if we provide non-renewal notice to Mr. Feirstein as discussed above, then we shall be required to pay to Mr. Feirstein:

(a)	eighteen months base salary at the then current rate, to be paid from the date of termination until paid in full in accordance with our usual practices;

(b)	Any accrued benefits under any employee benefit plan in effect at the time of termination; and

(c)	Payment, on a prorated basis, of any bonus or other payments earned in connection with any bonus plan to which Mr. Feirstein was a participant as of the date of termination.

In addition, until termination of employment, and for a period of one year commencing on the date of termination, except if termination is without Cause or with Good Reason (as defined in the employment agreement), Mr. Feirstein shall not, directly or indirectly, compete with us by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States.

President – Hakan Koyuncu

On July 23, 2008, we signed an executive employment agreement with Hakan Koyuncu, pursuant to which Mr. Koyuncu serves as our Chief Executive Officer. The employment agreement is for a two-year term, unless terminated sooner, and will automatically renew for successive one-year terms, unless notice of non-renewal is provided by either party at least 60 days prior to the end of the current term. Under the terms of the employment agreement, Mr. Koyuncu will received an initial annual base salary of $175,000, which increased to $200,000 commencing on January 23, 2009, and to $225,000 on July 23, 2009. In addition, Mr. Koyuncu shall be entitled to such bonus compensation (in cash, capital stock or other property) as a majority of our Board of Directors may determine from time to time in their sole discretion. Mr. Koyuncu has elected not to accept any bonuses under the 2008/2009 Management Bonus Plan dated October 20, 2008. On November 23, 2009, we entered into an amendment to the executive employment agreement with Mr. Koyuncu, pursuant to which Mr. Koyuncu’s base salary was increased to $275,000 effective December 1, 2009 and will increase to $300,000 effective June 1, 2010.

In the event the employment agreement is terminated by us without Cause (as defined in the employment agreement), or if we provide non-renewal notice to Mr. Koyuncu as discussed above, then we shall be required to pay to Mr. Koyuncu:

(a)	eighteen months base salary at the then current rate, to be paid from the date of termination until paid in full in accordance with our usual practices;

(b)	Any accrued benefits under any employee benefit plan in effect at the time of termination; and

(c)	Payment, on a prorated basis, of any bonus or other payments earned in connection with any bonus plan to which Mr. Koyuncu was a participant as of the date of termination.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

In addition, until termination of employment, and for a period of one year commencing on the date of termination, except if termination is without Cause or with Good Reason (as defined in the employment agreement), Mr. Koyuncu shall not, directly or indirectly, compete with us by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States.

On May 5, 2009, we entered into an amendment to the executive employment agreement with Mr. Koyuncu, pursuant to which Mr. Koyuncu surrendered the position of Chief Executive Officer and was appointed as our President. In addition, the term of the employment agreement was extended until May 5, 2012.

Chief Financial Officer – Daniel Brauser

On July 23, 2008, we signed an executive employment agreement with Daniel Brauser, pursuant to which Mr. Brauser serves as our President, Chief Operating Officer and Chief Financial Officer. The employment agreement is for a two-year term, unless terminated sooner, and will automatically renew for successive one-year terms, unless notice of non-renewal is provided by either party at least 60 days prior to the end of the current term. Under the terms of the employment agreement, Mr. Brauser received an initial annual base salary of $175,000, which increased to $200,000 on January 23, 2009, and to $225,000 on July 23, 2009. In addition, Mr. Brauser shall be entitled to such bonus compensation (in cash, capital stock or other property) as a majority of our Board of Directors may determine from time to time in their sole discretion. Mr. Brauser has elected not to accept any bonuses under the 2008/2009 Management Bonus Plan dated October 20, 2008. On November 23, 2009, we entered into an amendment to the executive employment agreement with Mr. Brauser, pursuant to which Mr. Brauser’s base salary was increased to $275,000 effective December 1, 2009 and will increase to $300,000 effective June 1, 2010.

In the event the employment agreement is terminated by us without Cause (as defined in the employment agreement), or if we provide non-renewal notice to Mr. Brauser as discussed above, then we shall be required to pay to Mr. Brauser:

(a)	eighteen months base salary at the then current rate, to be paid from the date of termination until paid in full in accordance with our usual practices;

(b)	Any accrued benefits under any employee benefit plan in effect at the time of termination; and

(c)	Payment, on a prorated basis, of any bonus or other payments earned in connection with any bonus plan to which Mr. Brauser was a participant as of the date of termination.

In addition, until termination of employment, and for a period of one year commencing on the date of termination, except if termination is without Cause or with Good Reason (as defined in the employment agreement), Mr. Brauser shall not, directly or indirectly, compete with us by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States.

On May 5, 2009, we entered into an amendment to the executive employment agreement with Mr. Brauser, pursuant to which Mr. Brauser surrendered the positions of President and Chief Operating Officer, but retained the position of Chief Financial Officer. In addition, the term of the employment agreement was extended until May 5, 2012.

Former Chief Operating Officer – Todd Oretsky

On May 5, 2009, we signed an executive employment agreement with Todd Oretsky, pursuant to which Mr. Oretsky served as our Chief Operating Officer. The employment agreement was for a three-year term, unless terminated sooner

On November 23, 2009, we entered into an amendment to the executive employment agreement with Mr. Oretsky, pursuant to which Mr. Oretsky’s base salary was increased to $275,000 effective December 1, 2009.

On February 2, 2010, Mr. Oretsky resigned as our Chief Operating Officer and as a member of our Board of Directors on mutually agreeable terms with the Company to pursue other opportunities.

Under a Severance, Consulting and Release Agreement, we have agreed:

•	To pay $32,500 per month for a period of six months for the consulting services of Mr. Oretsky to assist us with our continued international expansion,

•	To pay $50,000 over a three-month period as consideration for a covenant not-to-compete for a 21 month period,

•	To pay $46,667 over a three month period representing severance, and

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

•	To immediately vest Mr. Oretsky’s options to purchase 555,556 shares of our common stock (such options shall remain exercisable through February 1, 2011).

The total payments to be made pursuant to the Severance, Consulting and Release Agreement will be made over approximately nine months.  Mr. Oretsky remains subject to the restrictions under a Stockholders Agreement which was previously reported on a Form 8-K on May 13, 2009. Among other things, the Stockholders Agreement limits Mr. Oretsky’s ability to sell his shares of our common stock.

Legal Proceedings

From time to time, we are periodically a party to or otherwise involved in legal proceedings arising in the normal and ordinary course of business. As of the date of this Annual Report, we are not aware of any proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

Customer and Vendor Concentrations

Our revenues are primarily generated from the sale of precious metals to a related party. During the year ended December 31, 2009 and the period from February 14, 2008 (inception) to December 31, 2008, this related party customer represented approximately 98% and 100%, respectively, of our revenue. At December 31, 2009 and 2008, the amount due from this customer was approximately 93% and 100%, respectively, of our accounts receivable.

As more fully described in Note 11, we purchase certain leads from a related party. During the year ended December 31, 2009, this vendor represented approximately 11% of total purchases, and for the period from February 14, 2008 (inception) to December 31, 2008, the related party vendor represented 42% of total purchases. In addition, one other vendor represented 10% of our total purchases during the year ended December 31, 2009. At December 31, 2009, our accounts payable to the related party vendor and one other vendor comprised 17% and 12%, of our accounts payable, respectively, and at December 31, 2008, two vendors, other than the related party, comprised 16%  and 17% of our total accounts payable.

Note 10 – Stockholders’ Equity

Convertible Series A Preferred Stock

Our Convertible Series A Preferred Stock (“Series A PS”) has no voting rights, no liquidation preference, and are not entitled to receive dividends. Each share of the Series A PS is convertible into one share of our common stock at the election of the holder. We have determined that no beneficial conversion feature or derivative financial instruments exist in connection with the Series A PS as the conversion rate was fixed at an amount equal to the market price of our common stock.

On March 19, 2009, 2,200,000 shares of our Series A PS were converted into 2,200,000 shares of our common stock of which (i) 950,000 shares were converted by a family member of our Chief Financial Officer and (ii) 1,250,000 shares were converted by GRQ.

During October 2009, 8,500,000 shares of our Series A PS were converted into 8,500,000 shares of our common stock of which (i) 3,900,000 shares were converted by a family member of our Chief Financial Officer and (ii) 4,600,000 shares were converted by a shareholder.

Convertible Redeemable Series B Preferred Stock

Our Convertible Redeemable Series B Preferred Stock (“Series B PS”) was non-voting, had a liquidation preference equal to $250,000, was entitled to a 7% annual dividend that accrued quarterly and was redeemable, at the option of the holder, 90 days after the date of issuance. In addition, the accrued dividend could be converted into shares of our common stock, at the option of the holder, 90 days after the date of issuance at a conversion price equal to the quoted closing price of our common stock on the date the dividend is declared.

In assessing these redeemable shares, we determined that these securities were not solely under our control and are therefore required to be presented outside of permanent equity. We have determined that no beneficial conversion feature or derivative financial instruments exist in connection with the Series B PS.

On April 30, 2009, a relative of our Chief Financial Officer invested $250,000 and received 25,000 shares of our convertible redeemable Series B PS (stated value of $10/share).

We declared and accrued dividends of $7,336 during the year ended December 31, 2009.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

On September 30, 2009, the 25,000 shares of the Series B PS ($250,000) plus accrued dividends totaling $7,336 were converted into 1,695,754 shares of our common stock having a fair value of $305,236, based upon the quoted closing price of our common stock. Since this was a related party transaction, no loss on conversion was recognized, however, we recorded a charge to additional paid in capital totaling $48,000.

Common Stock

The following summarizes our common stock and preferred stock activity during 2008 and 2009.

2008 Common Stock Transactions

Pre-Reverse Merger on July 23, 2008

Prior to the reverse merger on July 23, 2008, we completed several equity transactions. The following share amounts have been retroactively restated to take into account the effects of the recapitalization.

On March 26, 2008, we issued 967,965 shares of our common stock, with a fair value of $3,037, to our then current Chairman of the Board, Chief Executive Officer and President/Chief Financial Officer in exchange for services provided to assist in the founding of the Company.

On April 1, 2008, in connection with an exchange of shares between two private predecessor companies to effectively change our tax status from a pass-through entity to a “C” corporation, we issued 11,828,413 shares of our common stock and 16,100,000 shares of class B common stock of a predecessor company that, as described below, that was ultimately converted into common and/or preferred stock during the subsequent reverse merger with EPS, Inc. (ultimately Money4Gold Holdings, Inc.). There was no financial accounting impact for this transaction and upon completing the exchange of shares, there was no material change in control.

On June 1, 2008, we issued 3,187,143 (as retroactively restarted to take into account the effects of the recapitalization) shares of our common stock, with a fair value of $1,230,000, to the Refinery (as defined in Note 11) in exchange for future refining services and an agreement whereby the Refinery agreed to refrain from entering into a relationship with any third party that is similar to our relationship with them.

On June 17, 2008, 2,000,000 shares of the class B common stock discussed above were converted into 637,429 shares of our common stock.

On July 16, 2008, in connection with an exchange of shares between two private predecessor companies to reorganize and consolidate them, we issued 1 share of our common stock. There was no financial accounting impact for this transaction and upon completing the exchange of shares, there was no material change in control.

Reverse Merger on July 23, 2008

On July 23, 2008, we entered into a reverse merger transaction and recapitalization. In connection with the reverse merger transaction, EPS, Inc. (ultimately Money4Gold Holdings, Inc.) issued 52,350,002 shares of our common stock to the stockholders of Money4Gold, Inc. (a privately held predecessor company to Money4Gold Holdings, Inc., “M4G”) in exchange for their ownership shares in such private predecessor companies. In addition, we issued 14,100,000 shares of our preferred stock in exchange for 14,100,000 shares of class B common stock of a predecessor company.

Post Reverse Merger on July 23, 2008

During the period July 23, 2008 through August 21, 2008, Money4Gold Holdings, Inc. sold 40 units at $60,000 per unit. Each unit consisted of 200,000 shares of common stock and three-year warrants to purchase 200,000 shares of common stock at an exercise price of $0.50 per share. Gross proceeds were $2,400,000, and we paid direct offering costs of $113,688.  As a result of the offering, we issued an aggregate 8,000,000 shares of common stock and 8,000,000 warrants. The warrants are exercisable for three years and have an exercise price of $0.50 per share.

On October 1, 2008, we granted 50,000 shares of restricted common stock to a consultant for services rendered. The shares are fully vested, and had a fair value of $44,500 based upon the quoted closing trading price of the stock as of the issuance date. Furthermore, in accordance with a consulting agreement, we were to grant an additional 50,000 shares of stock for future services at the end of six months. As of December 31, 2008, the stock was valued at $18,000 based upon the quoted closing trading price of the stock. The value of the stock is adjusted on a monthly basis over the six-month term of the agreement so that the requisite portion of the expense corresponding to the service period is being recognized. During the year ended December 31 2009 and the period ended December 31 2008, we recognized $9,000 and $9,000, respectively in consulting expense.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

On October 8, 2008, we granted 1,250,000 shares of restricted common stock to a consultant for service rendered. The shares are fully vested and were valued at $737,500 ($0.59/share) based upon the quoted closing trading price of the stock as of the issuance date.

On October 20, 2008, under the Plan, we issued 300,000 shares of restricted common stock, having a fair value of $183,000 ($0.61/share), based upon the quoted closing trading price of the stock as of the issuance date, to a director upon appointment to the Board. The shares vest annually over a three-year period, subject to continued service as a director on each applicable vesting date. For the year ended December 31, 2009 and the period ended December 31, 2008, we recognized $61,000 and $11,969, respectively, as compensation expense.

On November 1, 2008, we entered into a consulting agreement with a third party for $3,000 per month. Additionally, the consultant will receive shares of common stock having a fair value of $1,000 at the end of each month under the agreement. During November and December 2008, the consultant received an aggregate 5,480 shares having an aggregate fair value of $2,000 based upon the fair value of the services rendered.

On December 22, 2008, we approved the issuance of an aggregate of 2,000,000 shares of restricted common stock to two officers of M4GPM in accordance with their employment contracts (see Note 6). Of the total shares authorized, 500,000 were issued, fully vested, and had a fair value of $150,000 ($0.30/share), based upon the quoted closing trading price of the stock on the issuance date. For the year ended December 31, 2009 and the period ended December 31, 2008, we recognized $245,161 and $150,000, respectively, as compensation expense.

 Furthermore, the remaining 1,500,000 shares have a fair value of $450,000 ($0.30/share), based upon the closing price of the stock at the date of issuance the expense will be amortized over the remaining three-year term.

The 1,500,000 shares will vest as follows:

250,000 shares	June 30, 2009
250,000 shares	December 31, 2009
250,000 shares	March 31, 2010
250,000 shares	June 30, 2010
250,000 shares	December 31, 2010
250,000 shares	June 30, 2010

2009 Common Stock Transactions

Private Placements

We did not file a registration statement with the SEC for the securities underlying the September 2008 PP. As such, and in connection with certain registration rights offered to the investors under the September 2008 PP, we issued 720,000 shares of our common stock, with a fair value of $218,400, to the investors under the September 2008 PP.

In connection with a private placement during February 2009 (“February 2009 PP”), we issued 3,050,000 shares of our common stock and warrants granting the right to purchase up to 3,050,000 shares of our common stock to various investors. The warrants are exercisable for three years and have an exercise price of $0.40 per share. Gross proceeds from the sale amounted to $610,000, and were used for working capital purposes.

Subsequently, but still in connection with the February 2009 PP, we issued 1,375,000 shares of our common stock and warrants granting the right to purchase up to 1,375,000  shares of our common. The warrants are exercisable for three years and have an exercise price of $0.30 per share. Gross proceeds from the sale amounted to $205,000, and were used for working capital purposes.

In connection with the February 2009 PP, we incurred direct offering costs of $42,804.

Re-Pricing

In connection with the February 2009 PP, we agreed that if an investor in the February 2009 PP had also invested in the September 2008 PP, and such investment in the February 2009 PP exceeded the lesser of:

(a)	20% of the amount they invested in the September 2008 PP; or

(b)	$100,000,

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

we would:

(a)	Issue additional shares such that the per share price paid in the September 2008 PP would equal the per share price paid in the February 2009 PP;

(b)	Exchange the related common stock purchase warrants with an exercise price of $0.50 per share for common stock purchase warrants with an exercise price of $0.40 per share; and

(c)
Issue additional common stock purchase warrants with an exercise price of $0.40 per share such that the aggregate number of common stock purchase warrants equals the aggregate number of shares of common stock purchased by the investor under the September 2008 PP.

As a result of this re-pricing (“Initial Re-Pricing”), we issued an additional 2,250,000 shares of our common stock. In addition, we agreed to cancel 4,500,000 common stock purchase warrants from the September 2008 PP with an exercise price of $0.50 per share and reissue 6,750,000 common stock purchase warrants with an exercise price of $0.40 per share. The exchange of the common stock purchase warrants resulted in an expense of $41,837, which was calculated as the excess of the fair value of the replacement award over the fair value of the cancelled award at the cancellation date.

Following the Initial Re-Pricing, our Board approved a second re-pricing (“Second Re-Pricing”) whereby the initial 3,050,000 shares issued under the February 2009 PP would be valued at an amount equal to the 1,375,000 shares discussed above.

As a result of the Second Re-Pricing, we issued an additional 1,008,337 shares of our common stock. In addition, we agreed to cancel 3,075,000 common stock purchase warrants from the February 2009 PP with an exercise price of $0.40 per share and reissue 4,066,670 common stock purchase warrants with an exercise price of $0.30 per share. The exchange of the common stock purchase warrants resulted in an expense of $16,393, which was calculated as the excess of the fair value of the replacement award over the fair value of the cancelled award at the cancellation date.

We used the following weighted average assumptions for the fair value of the cancelled award at the cancellation date:

Expected dividends	0%
Expected volatility	153.55%
Expected term – embedded conversion option	2.29 years
Risk free interest rate	0.60%

We used the following weighted average assumptions for the fair value of the replacement award:

Expected dividends	0%
Expected volatility	153.55%
Expected term – embedded conversion option	2.29 years
Risk free interest rate	0.60%

We have considered the re-pricings in terms of a ratchet down provision as discussed in ASC 815 and have determined that, since these were isolated events, and there are no outstanding equity holders who have ratchet down rights, there are no potential derivative liabilities.

Conversion of Media Line of Credit and Preferred Stock

As discussed above, in connection with an agreement with GRQ and two additional investors, on September 30, 2009, we issued 5,834,306 shares of our common stock in settlement of the total outstanding balance of $500,000, plus accrued interest, on our media line of credit and converted 25,000 shares of our Series B PS into 1,695,754 shares of our common stock.

Shares Granted to Consultants and Employees

During April, 2009, we issued 3,223 shares of our common stock, with a fair value of $1,000 based on the quoted closing price, to an employee for services rendered. This amount was recorded as expense in the period it was granted.

During June 2009, we issued 265,000 shares of our common stock, with a fair value of $71,700 based on the quoted closing price, to consultants for services rendered. This amount was recorded as expense in the period it was granted.

During June 2009, we issued 46,500 shares of our common stock, with a fair value of $13,600 based upon the quoted closing price, to vendors as payment on outstanding liabilities. We recognized a gain on settlement of accounts payable of $12,426 as a result of these transactions.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

During the third quarter, we issued 101,525 shares of our common stock, with a fair value of $24,900 based on the quoted closing price, to consultants for services rendered. This amount was recorded as expense in the period it was granted.

During September 2009, we issued 593,006 shares of our common stock, with a fair value of $115,338 based upon the quoted closing price, to vendors as payment on outstanding liabilities. We recognized a loss on settlement of accounts payable of $9,136 as a result of these transactions. On September 30, 2009, a related party vendor participated in the our private placement by converting $50,000 of outstanding accounts payable into 333,333 shares of our common stock and 333,333 warrants to purchase our common stock at $0.30 per share.

During October 2009, we issued 28,150 shares of our common stock, with a fair value of $6,750 based on the quoted closing price, to a consultant for services rendered. This amount was recorded as expense in the period it was granted.

During October 2009, we issued 870,666 shares of restricted common stock, having a fair value of $190,197, based upon the quoted closing trading price of our common stock as of the issuance dates, to directors. The shares vest annually over a three-year period, subject to continued service as a director on each applicable vesting date. For the period ended December 31, 2009, we recognized $24,243 as compensation expense.

During November 2009, we issued 448,750 shares of our common stock, with a fair value of $81,750 based on the quoted closing prices, to consultants for services rendered. This amount was recorded as expense in the period it was granted.

During December 2009, we issued 550,000 shares of our common stock, with a fair value of $114,050 based on the quoted closing prices, to consultants for services rendered. This amount was recorded as expense in the period it was granted.

During November 2009, we granted 5,000,000 warrants to a consultant for services to be performed.  The warrants have an exercise price of $0.23, are exercisable for three years and vest ratably over a twelve-month period.  The estimated fair value of these stock warrants on their date of grant was $798,119, which we estimated using the Black-Scholes option-pricing model using the following assumptions:

Risk-free interest rate	0.37%
Expected dividend yield	0%
Expected volatility	189.44%
Expected life	3 years
Expected forfeitures	0%

We recorded stock based compensation expense of $133,020 during 2009, related to this award.

During December 2009, we granted 800,000 fully vested warrants to a consultant for services.  The warrants have an exercise price of $0.50 and are exercisable for three years.  The estimated fair value of these stock warrants on their date of grant was $236,601, which we estimated using the Black-Scholes option-pricing model using the following assumptions:

Risk-free interest rate	1.38%
Expected dividend yield	0%
Expected volatility	155.99%
Expected life	3 years
Expected forfeitures	0%

We recorded stock based compensation expense during the period incurred related to this award.

The following summarizes our warrant activity for the period from February 14, 2008 through December 31, 2009:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Outstanding – February 14, 2008 (inception)
Granted	8,000,000	0.50
Exercised	––	––
Forfeited	––	––
Outstanding – December 31, 2008	8,000,000	$0.50	2.67
Granted	22,375,003	0.32
Exercised	—	—
Forfeited or Cancelled	(8,575,000)	0.41
Outstanding – December 31, 2009	21,800,003	$0.35	2.3
Exercisable – December 31, 2009	17,816,670	$0..35	2.3

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

At December 31, 2009, the total intrinsic value of all warrants outstanding and exercisable was $-0-.

Stock Option Grants

On October 20, 2008, we adopted the 2008 Equity Incentive Plan (the “Plan”) covering 8,000,000 stock rights including options, restricted stock and stock appreciation rights. Under the Plan, non-employee directors receive initial and annual grants of options and restricted stock for their service as a director and committee member. The initial grants will vest over a three-year period and the annual grants vest on June 30 of each year, subject to continued service on the applicable vesting dates.

We have applied fair value accounting and the related provisions of ASC 718 for all share based payment awards. Fair value of share-based payments are recognized ratably over the stated vesting period. In the event of termination, we will cease to recognize compensation expense.

We granted 573,134 non-qualified stock options to contractors and non-employee directors for services to be rendered. The options are exercisable over a five-year term at $0.61 per share. Of the total options granted, 373,134 were issued to two non-employee directors under the terms of the Plan vesting annually in equal increments over a three-year period. The remaining 200,000 options are fully vested. These options had an aggregate fair value of $275,964 using the Black-Scholes option-pricing model.  For the year ended December 31, 2009 and the period ended December 31, 2008, we recognized $59,888 and $11,752, respectively, in expense related to the 373,134 options. The 200,000 fully vested options, had a fair value of $96,300, and were expensed in full during 2008.

On October 20, 2008, we granted 250,000 non-qualified stock options to two non–employee contractors for future services. The options are exercisable over a five-year term, vesting quarterly in equal installments. These options are exercisable at $0.30 per share. These options had a fair value of $130,750 using the Black-Scholes option-pricing model. During 2009, all 250,000 options were cancelled.  For the year ended December 31, 2009  and the period ended December 31, 2008, we recognized $37,046 and $8,553, respectively, in expense.

On December 31, 2008, we granted 250,000 non-qualified stock options to an employee for future services. The options are exercisable over a five-year term, vesting annually in equal increments over a three-year period. These options are exercisable at $0.36 per share. These options had a fair value of $75,225 using the Black-Scholes option-pricing model.  For the year ended December 31, 2009 and the period ended December 31, 2008, we recognized $25,075 and $0, respectively, in expense.

The total grant date fair value of the options was $481,939, based upon the use of a Black-Scholes option-pricing model using the following management assumptions:

Risk-free interest rate	1.55% - 2.82%
Expected dividend yield	0%
Expected volatility	108% - 122.7%
Expected term	5 years
Expected forfeitures	0%

During the second quarter of 2009, we granted options to purchase 250,000 shares of our common stock at a weighted average exercise price of $0.31 per share to an employee. The options have a five-year contractual term and vest in equal quarterly installments over a period of three years. The estimated fair value of these stock options on their date of grant was $71,100, which we estimated using the Black-Scholes option-pricing model using the following assumptions:

Risk-free interest rate	1.36%
Expected dividend yield	0%
Expected volatility	153.55%
Expected life	5 years
Expected forfeitures	0%

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

For the year ended December 31, 2009, we recognized $17,117of expense.

During the fourth quarter of 2009, we granted options to purchase 1,164,709 shares of our common stock at a weighted average exercise price of $0.28 per share to our directors. The options have a five-year contractual term and vest in equal quarterly installments over a period of three years. The estimated fair value of these stock options on their date of grant was $257,837, which we estimated using the Black-Scholes option pricing model using the following assumptions:

Risk-free interest rate	2.31-2.51%
Expected dividend yield	0%
Expected volatility	162.60-180.87%
Expected life	5 years
Expected forfeitures	0%

For the year ended December 31, 2009, we recognized $35,709 of expense.

During December 2009, we granted options to purchase 10,977,991 shares of our common stock at a weighted average exercise price of $0.28 per share to our employees. The options have a five-year contractual term and vest in equal quarterly installments over a period of four years. The estimated fair value of these stock options on their date of grant was $2,974,821, which we estimated using the Black-Scholes option-pricing model using the following assumptions:

Risk-free interest rate	2.49%
Expected dividend yield	0%
Expected volatility	190.48%
Expected life	5 years
Expected forfeitures	0%

For the year ended December 31, 2009, we recognized $17,993of expense.

The following table summarizes our stock option activity for the period from February 14, 2008 through December 31, 2009:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Outstanding – February 14, 2008 (inception)	––	––
Granted	1,073,134	$0.48
Exercised	––	$––
Forfeited	––	$––
Balance at December 31, 2008	1,073,134	$0.48	4.8	—
Granted	12,392,700	0.28
Forfeited or Cancelled	(250,000)	0.30
Balance at December 31, 2009	13,215,834	$0.45	4.8	$—
Exercisable at December 31, 2009	483,937	$0.40	4.0	$—

The following table summarizes our stock option activity for non-vested options for the period from February 14, 2008 through December 31, 2009:

	Number of Options	Weighted Average Grant Date Fair Value
Outstanding – February 14, 2008 (inception)	—	—
Granted	1,073,134	0.45
Vested	(200,000)	0.48
Cancelled or Forfeited	—	—
Outstanding – December 31, 2008	873,134	$0.44
Granted	12,392,700	$0.27
Vested	(283,937)	$0.35
Cancelled or Forfeited	(250,000)	$0.52
Outstanding – December 31, 2009	12,731,897	$0.28

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The weighted-average grant date fair value of options granted during year ended December 31, 2009 was $0.27. Total unamortized compensation expense related to stock options at December 31, 2009 amounted to $3,474,589 and is expected to be recognized over a weighted average period of 2.9 years.

On March 10, 2010, Money4Gold increased the aggregate number of shares of common stock, which may be issued pursuant to the 2008 Equity Incentive Plan from 8,000,000 to 27,000,000.

Note 11 – Income Taxes

 We recognized deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. We have established a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The domestic and foreign components of our consolidated net loss are as follows:

	Year ended December 31,
	2009	2008
Domestic loss	$(4,142,930)	$(3,059,608)
Foreign income (loss)	87,801	(150,000)
Consolidated Net loss	$(4,055,129)	$(3,209,608)

The valuation allowance at December 31, 2008 was approximately $748,000. The net change in valuation allowance during the year ended December 31, 2009 was an increase of approximately $735,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that, some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2009.

We have a net operating loss carry forward for tax purposes totaling approximately $3,900,000 at December 31, 2009, expiring through 2029. There is a limitation on the amount of taxable income that can be offset by carry forwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

Significant deferred tax assets are approximately as follows:

	December 31,
	2009	2008
Non-current deferred tax assets:
Tax loss carryover	$1,483,000	$748,000
Valuation allowance	(1,483,000)	(748,000)
Net deferred tax assets	$-	$-

The actual tax benefit differs from the expected tax benefit for the year ended December 31, 2009 and the period ended December 2008 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes and 5.5% for State income taxes, a blended rate of 37.63%) as follows:

	December 31,
	2009	2008

Expected tax expense (benefit) - federal	(1,303,000)	(1,031,000)
Expected tax expense (benefit) - state	(224,000)	(176,000)
Registration rights penalty	82,000	—
Loss on settlement of debt	207,000	—
Change in fair value of derivative liability - embedded conversion feature	21,000	—
Warrant expense arising from repricing of investor warrants	22,000	—
Gain on settlement of accounts payable	(8,000)	—
Stock based compensation	341,000	404,000
Amortization of debt discount	26,000	—
Amortization of stock issued for prepaid asset - related party	71,000	54,000
Meals and entertainment	30,000	1,000

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

	December 31,
	2009	2008
Change in Valuation Allowance	735,000	748,000
Actual tax expense (benefit)	$-	$-

There was no provision on the foreign income as the expense was nominal.

Note 12 – Related Party Transactions

Refinery

On June 1, 2008, we entered into an agreement (“Service Agreement”) with Republic Metals Corporation, (the “Refinery”), whereby we agreed to sell all of our precious metals in the United States exclusively to the Refinery and the Refinery agreed to refrain from entering into a relationship with any third party that is similar to our relationship with them. The agreement is for an initial term of 5 years. As consideration for this agreement, we issued to the Refinery 3,187,143 (as retroactively restated to take into account the effects of the recapitalization) fully vested shares of our common stock valued at $1,230,000. In determining the fair value of the stock issuance, we considered factors such as our status as a private entity at the time of the share issuance, we used various valuation techniques incorporating elements of: (i) enterprise value, (ii) present value of discounted cash flows, (iii) forecasts and projections based upon then limited current and actual historical data, (iv) valuation of our private placement occurring at the same time as the reverse acquisition closing with EPS, (v) as well as consideration of discounts to market for lack of marketability, SEC Rule 144 restrictions subject to registration rights agreements and other reasonable market factors and (vi) financial measures for an entity that was non-operational at the time of the share issuance.  Of the total $1,230,000, we ascribed $938,135 to prepaid refining services, which is being amortized into cost of revenue on a straight line basis over the term of the agreement, and we ascribed $291,865 to an intangible asset, representing the value of the non-compete agreement, which is being amortized into depreciation and amortization on a straight line basis over the term of the agreement. In addition, we lease space for our United States processing center on a month-to-month basis from the Refinery.  An officer of the Refinery is a member of our Board of Directors.

During the year ended December 31, 2009 and the period from February 14, 2008 (inception) to December 31, 2008, we recorded $187,627 and $109,449, respectively, for the amortization of prepaid refining services; and $58,359 and $34,051, respectively, for the amortization of the non-compete agreement.

Marketing Services

We purchase online marketing and lead generation services from a company in which our President is a 50% shareholder. Our pricing is calculated at a 10% markup to their cost, capped at $1.50 per lead. This markup is exclusively for the unrelated 50% shareholders. Our President does not share in any profits earned by this vendor for services rendered to us.

During the year ended December 31, 2009 and the period from February 14, 2008 (inception) to December 31, 2008, we recorded $2,395,874 and $1,368,488, respectively, of marketing expense pertaining to this vendor.

Note 13 – Geographic Information

We currently generate revenue exclusively from the sale of precious metals, including gold, silver and platinum, and from the sale of diamonds and other precious stones.  Our operations in each of our markets exhibit similar financial performance metrics and have similar economic characteristics.  As such, we have aggregated our operations around the world into a single operating segment.

Below is a summary of our revenue and total assets by geographic region as of and for the periods indicated:

	United States	Canada	Europe	Consolidated
Revenue for the year ended December 31, 2009	$9,959,648	$5,749,353	$13,289,981	$28,998,982
Total Assets at December 31, 2009	13,143,253	558,884	1,385,300	15,087,437

Revenue for the period from February 14, 2008 (Inception) to December 31, 2008	$1,561,444	—	—	$1,561,444
Total Assets at December 31, 2008	2,270,063	—	—	2,270,063

Note 14 – Subsequent Events

We evaluated subsequent events between the balance sheet date of December 31, 2009 through March 31, 2010, which represents the date the Consolidated Financial Statements were issued.

Money4Gold Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

In January 2010, a relative of our Chief Financial Officer converted 3,000,000 shares of our Convertible Series A Preferred Stock into 3,000,000 shares of our common stock.

On March 31, 2010, we closed on a private placement transaction whereby we raised $1,118,333 from the sale of 5,591,665 shares of our common stock at $0.20 per share. Of this amount, we have received $668,333 as of March 31, 2010 and the balance is expected to be received in full by April 9, 2010. Included in this private placement was an investment of $50,000 by Doug Feirstein, our Chief Executive Officer and an investment of $25,000 from Michael Moran, our Vice President of Corporate Development.  In addition, as part of this offering, Todd Oretsky, our former Chief Operating Officer, sold a number of shares equal to the number of shares sold by us at $0.10 per share.

In connection with this private placement transaction, we are required to file a registration statement with the SEC within 45 days of closing, or liquidated damages will be assessed.  Liquidated damages are payable at our option in cash or in shares of our common stock at fair market value and are calculated as 1% of the total amount invested for each 30 day period, beginning after the 45 day requirement, for which the shares remain unregistered, up to a maximum of six months.